                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


                                  by and among


                                ROCK-TENN COMPANY


                                       and


                     THE SHAREHOLDERS OF WABASH CORPORATION


                             Dated January 21, 1997

                                TABLE OF CONTENTS


                                                                                                  PAGE
                                                                                                  ----
STOCK             ..................................................................................7

                         Section 1.   Purchase of Shares............................................2
                               1.1    Transfer of Shares............................................2
                               1.2    Purchase Price................................................2

                         Section 2.   Instruments of Conveyance and Closing.........................3
                               2.1    Transfer of Shares............................................3
                               2.2    Parent Transfer...............................................3
                               2.3    Further Assurances............................................3
                               2.4    Closing.......................................................3

                         Section 3.   Representations and Warranties of Nonprofit Shareholders......4
                               3.1    Execution and Enforceability..................................4
                               3.2    Absence of Restrictions and Conflicts.........................4
                               3.3    Ownership of Shares...........................................4
                               3.4    Consents and Approvals........................................4
                               3.5    Legal Proceedings.............................................4
                               3.6    Brokers, Finders and Investment Bankers.......................5

                         Section 4.   Representations and Warranties of the Frey Shareholders.......5
                               4.1    Organization..................................................5
                               4.2    Execution and Enforceability..................................5
                               4.3    Absence of Restrictions and Conflicts.........................5
                               4.4    Capitalization of Waldorf Entities; Ownership of Shares.......6
                               4.5    Ownership of Assets and Related Matters.......................7
                               4.6    Financial Statements.........................................10
                               4.7    No Undisclosed Liabilities...................................11
                               4.8    Absence of Certain Changes...................................12
                               4.9    Legal Proceedings............................................14
                               4.10   Licenses, Permits and Compliance with Law....................14
                               4.11   Material Contracts...........................................15
                               4.12   Tax Returns; Taxes...........................................17
                               4.13   Officers, Directors and Employees............................19
                               4.14   Employee Benefit Plans.......................................19
                               4.15   Labor Relations..............................................22
                               4.16   Insurance....................................................23
                               4.17   Environmental Matters........................................23
                               4.18   Intellectual Property........................................24

                               4.19   Transactions with Affiliates.  ..............................25
                               4.20   Customer Relations. .........................................25
                               4.21   Nondisclosed Payments.  .....................................26
                               4.22   Brokers, Finders and Investment Bankers.  ...................26
                               4.23   Disclosure.  ................................................26
                               4.24   Waldorf Canada Advances.  ...................................26
                               4.25   HEI Development..............................................26

                       Section 5.     Representations and Warranties of Purchaser..................27
                               5.1    Organization.  ..............................................27
                               5.2    Execution and Enforceability.  ..............................27
                               5.3    Absence of Restrictions and Conflicts.  .....................27
                               5.4    Brokers, Finders and Investment Bankers.  ...................27
                               5.5    Disclosure.  ................................................28

                       Section 6.     Covenants ...................................................28
                               6.1    Sale of Waldorf Canada.......................................28
                               6.2    Sale of Wabash Assets.  .....................................29
                               6.3    Conduct of Business Prior to Closing Date.  .................29
                               6.4    No Solicitation; Acquisition Proposals.  ....................31
                               6.5    Executive Payments.  ........................................32
                               6.6    Fees and Expenses.  .........................................32
                               6.7    Reasonable Efforts; Further Assurances; Cooperation.  .......33
                               6.8    Access.  ....................................................33
                               6.9    Confidentiality.  ...........................................34
                               6.10   Public Announcements.  ......................................34
                               6.11   Financial Statements and Other Information. .................34
                               6.12   Environmental-Related Work.  ................................34
                               6.13   Interest Amount..............................................35
                               6.14   HEI Development.  ...........................................35
                               6.15   Shareholder Net GECC Payment.  ..............................35

                       Section 7.     Conditions to Obligations of All Parties.....................36
                               7.1    No Injunction.  .............................................36
                               7.2    HSR Act.  ...................................................36

                       Section 8.     Conditions to Obligations of Purchaser.......................36
                               8.1    Representations and Warranties.  ............................36
                               8.2    No Material Adverse Effects.  ...............................36
                               8.3    Performance of Obligations of Waldorf Entities
                                      and Shareholders.  ..........................................36
                               8.4    Consents.  ..................................................36
                               8.5    Compliance Certificates.  ...................................37

                                      -3-

                               8.6    Material Contracts.  ........................................37
                               8.7    Canada Sale.  ...............................................37
                               8.8    Executive Rights.  ..........................................37
                               8.9    Certain Agreements. .........................................37
                               8.10   Resignation Letters.  .......................................37
                               8.11   Stock Certificates.  ........................................37
                               8.12   Canadian Deficit.  ..........................................37
                               8.13   Legal Opinion.  .............................................37
                               8.14   Payment of Wabash Notes.  ...................................37
                               8.15   Assumption Agreement.  ......................................38
                               8.16   Guaranty.  ..................................................38

                       Section 9.     Conditions to Obligations of Shareholders....................38
                               9.1    Representations and Warranties.  ............................38
                               9.2    Performance of Obligations of Purchaser.  ...................38
                               9.3    Consents.  ..................................................38
                               9.4    Certificates.  ..............................................38
                               9.5    Consulting Agreement.  ......................................38
                               9.6    Parent Transfer.  ...........................................38
                               9.7    Legal Opinion.  .............................................38
                               9.8    Canadian Deficit.............................................39

                       Section 10.    Indemnification. ............................................39
                               10.1   Indemnification Obligations of the Frey Shareholders.  ......39
                               10.2   Indemnification Obligations of Purchaser.  ..................41
                               10.3   Indemnification Procedure....................................42
                               10.4   Claims Period................................................44
                               10.5   Liability Limits.............................................45
                               10.6   Investigations...............................................47

                       Section 11.    Termination..................................................47
                               11.1   Termination..................................................47
                               11.2   Specific Performance and Other Remedies......................48
                               11.3   Effect of Termination........................................48

                       Section 12.    Shareholder Representative...................................48

                       Section 13.    Miscellaneous................................................50
                               13.1   Notices......................................................50
                               13.2   Attachments..................................................51
                               13.3   Assignment; Successors in Interest...........................51
                               13.4   Number; Gender...............................................51
                               13.5   Captions.....................................................51

                               13.6   Controlling Law; Integration; Amendment......................52
                               13.7   Severability.................................................52
                               13.8   Counterparts.................................................52
                               13.9   Enforcement of Certain Rights................................52
                               13.10  Waiver.......................................................52
                               13.11  Material and Knowledge Defined...............................52
                               13.12  Arbitration; Legal Proceedings...............................53


                                    EXHIBITS

Exhibit A        -             Parent Transfer Agreement
Exhibit B        -             Stock Transfer Agreement
Exhibit C        -             Consulting Agreement
Exhibit D-1      -             Noncompetition Agreement for Eugene U. Frey
Exhibit D-2      -             Noncompetition Agreement for John J. Frey
Exhibit E        -             Opinion of Leonard, Street and Deinard
Exhibit F        -             Assumption Agreement
Exhibit G        -             Guaranty
Exhibit H        -             Opinion of King & Spalding
Exhibit I        -             Form of Affidavit

                                   ANNEX

Annex I          -             Environmental Reports
Annex II         -             List of Annexes, Schedules and Exhibits

                                     -5-

                            STOCK PURCHASE AGREEMENT


          THIS AGREEMENT, dated as of the 21st day of January, 1997, by and among ROCK-TENN COMPANY, a Georgia corporation ("Purchaser"); EUGENE U. FREY, an individual resident of the State of Florida (the "Individual Shareholder"); EUGENE U. FREY, MARY F. FREY and CAROL F. WOLFE, as Trustees of The Carol F. Wolfe 1987 Trust U/A dated December 30, 1987; EUGENE U. FREY, MARY F. FREY and JAMES R. FREY, as Trustees of The James R. Frey 1987 Trust U/A dated December 30, 1987; EUGENE U. FREY, MARY F. FREY and JOHN J. FREY, as Trustees of the John
J. Frey Trust U/A dated December 30, 1987; and Norwest Bank South Dakota, N.A., as Trustee of The Alternate Distributions Trust for James R. Frey, The Alternate Distributions Trust for John J. Frey and The Alternate Distributions Trust for Carol F. Wolfe created under The Mary F. Frey Family Trust U/A dated July 2, 1985, with Mary F. Frey as Donor (collectively the "Trusts" and together with the Individual Shareholder being hereinafter referred to individually as a "Frey Shareholder" and collectively as the "Frey Shareholders"); THE ARCHDIOCESE OF SAINT PAUL AND MINNEAPOLIS CATHOLIC COMMUNITY FOUNDATION and THE SAINT PAUL FOUNDATION (each individually a "Nonprofit Shareholder" and collectively the "Nonprofit Shareholders") (the Individual Shareholder, the Trusts and the Nonprofit Shareholders sometimes being hereinafter referred to as a "Shareholder" and collectively as "Shareholders");

                              W I T N E S S E T H:



          WHEREAS, Shareholders own all of the issued and outstanding shares of capital stock of Wabash Corporation, a Delaware corporation ("Wabash");

          WHEREAS, Wabash owns all of the issued and outstanding shares of capital stock of Waldorf Corporation, a Delaware corporation ("Waldorf");

          WHEREAS, Waldorf owns all of the issued and outstanding shares of capital stock of Waldorf Inc., a corporation formed under the laws of Ontario ("Waldorf Canada"), and Best Recycling, Inc., an Iowa corporation ("Best"), and, with Wabash, owns all of the issued and outstanding shares of capital stock of Waldorf Realty, Inc., a Delaware corporation ("Waldorf Realty") (Wabash, Waldorf, Best and Waldorf Realty are hereinafter sometimes referred to individually as a "Waldorf Entity" and collectively as "Waldorf Entities"); and

          WHEREAS, subject to the terms and conditions of this Agreement, Shareholders desire to sell, and Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of Wabash.

          NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

          Section 1. Purchase of Shares.

          1.1 Transfer of Shares. On the terms and subject to the conditions set forth in this Agreement, Shareholders hereby agree to sell, assign, transfer and deliver to Purchaser on the "Closing Date" (as hereinafter defined), and Purchaser hereby agrees to purchase from Shareholders on the Closing Date, the number of shares of common stock of Wabash set forth on Schedule 1.1 hereto (all of such shares being sold hereunder being hereinafter referred to collectively as the "Shares"), which Shares constitute all of the issued and outstanding shares of capital stock of Wabash.

          1.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, in consideration for all of the Shares:

          (a) On the Closing Date, Purchaser shall pay to Shareholders, by wire transfer of immediately available funds to the respective accounts specified in Schedule 1.2(a) hereto, an amount (the "Cash Payment") equal to (i) the sum of (A) Two Hundred Thirty-Eight Million, Nine Hundred Forty-Two Thousand, Two Hundred Eighty Dollars ($238,942,280), (B) the combined amounts of the "Wabash Cash" and "Wabash Notes" (as hereinafter defined), (C) any payments (the "Canadian Proceeds") received by Waldorf on the disposition of its shares in, and receivables from, Waldorf Canada and
     (D) the amount of the "Tax Benefit" (as defined in Section 6.1(e)), less
     (ii) an amount equal to the sum of (A) the "Canadian Deficit" (as hereinafter defined), (B) the "Parent Transfer Taxes" (as defined in
     Section 6.2), (C) the "Excess Amount" (as defined in Section 6.5) and (D) the "Shareholder Net GECC Payment" (as defined in Section 6.15). The amount to be received by each Shareholder shall be an amount equal to (1) the Cash Payment multiplied by (2) the respective "Percentage Interest" of such Shareholder specified in Schedule 1.1 hereto. As used herein, the term "Canadian Deficit" shall mean an amount equal to (A) the sum of all funds, if any (the "Advances"), advanced to Waldorf Canada by the Waldorf Entities after October 31, 1996 (irrespective of whether such funds were advanced as loans, contributions, accounts receivable, payments to third parties on behalf of Waldorf Canada (including, without limitation, payments to suppliers and employees), or otherwise) less (B) all repayments, if any, made by Waldorf Canada to the Waldorf Entities after October 31, 1996 but prior to the Closing Date of the Advances and other amounts advanced to or invested in Waldorf Canada by the Waldorf Entities. If the Canadian Deficit is a negative number (i.e., it is a surplus) it shall act as an increase to the purchase price rather than as a reduction thereof. As used herein, the term "Wabash Cash" shall mean any and all cash (exclusive of the Canadian Proceeds) held by Wabash as of the Closing Date, and the term "Wabash Notes" shall mean any and all notes or other receivables outstanding as of the Closing Date which are payable by the Shareholders to Wabash and not otherwise transferred to the "Shareholder Representative" (as hereinafter defined) pursuant to Section 1.2(b).

          (b) On or prior to the Closing Date, the parties shall cause Wabash to transfer, convey and assign to the Shareholder Representative for the benefit of the Frey Shareholders (or, at the written election of the Frey Shareholders, to a third party designated by the Frey Shareholders) the assets of Wabash identified in Schedule 1.2(b) (which will not include (i) the Wabash Cash, (ii) the Wabash Notes, if any, (iii) the Canadian Proceeds, (iv) the capital stock of Waldorf Realty, (v) the capital stock of Waldorf, (vi) Wabash's rights pursuant to the "Champion Agreement" (as hereinafter defined), the "Trident Agreement" (as hereinafter defined), and the "Tax Escrow Agreement" (as hereinafter defined), (vii) the books and records of Wabash and (viii) except as provided in Section 6.14, Wabash's ownership interest in HEI Development, Inc., a Delaware corporation ("HEI Development")) (all such assets identified in Schedule 1.2(b) being hereinafter referred to as the "Ancillary Assets") (collectively, the "Parent Transfer"), as more particularly described in the Transfer Agreement attached hereto as Exhibit A (the "Parent Transfer Agreement").

          Section 2. Instruments of Conveyance and Closing.

          2.1 Transfer of Shares. On the Closing Date, Shareholders shall deliver all stock certificates representing the Shares to Purchaser, duly endorsed in blank.

          2.2 Parent Transfer. On or prior to the Closing Date, Wabash and the Frey Shareholders (or their designee) shall execute and deliver the Parent Transfer Agreement to effect the transactions contemplated thereby.

          2.3 Further Assurances. Each party hereto shall on the Closing Date and from time to time thereafter at any other party's reasonable request and without further consideration execute and deliver to such other party such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to Section 2.1 or 2.2 as shall be reasonably requested to transfer, convey and assign more effectively the Shares to Purchaser or the Ancillary Assets to the Shareholder Representative.

          2.4 Closing. The actions to be taken pursuant to Sections 2 and 6.1 hereof and the delivery of the other instruments, certificates and legal opinions required under Sections 8 and 9 hereof (collectively, the "Closing"), shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303. Subject to the satisfaction (or waiver) of all of the conditions set forth in Sections 7, 8 and 9 and provided that this Agreement has not otherwise been terminated in accordance with Section 11.1, the Closing shall occur on the later of January 21, 1997 or the date which is three business days after the date as of which all of the conditions set forth in Sections 7, 8, and 9 have been satisfied (or waived) (the date and time of the closing hereunder being referred to herein as the "Closing Date").

          Section 3. Representations and Warranties of Nonprofit Shareholders

          Each Nonprofit Shareholder, individually and not jointly (and only with respect to that Nonprofit Shareholder), hereby represents and warrants to Purchaser as follows:

          3.1 Execution and Enforceability. This Agreement has been, and each other certificate or instrument to be executed and delivered by the Nonprofit Shareholders in connection with the transactions contemplated by this Agreement will be as of the Closing Date, duly executed and delivered by the Nonprofit Shareholders and this Agreement constitutes the valid and legally binding agreement of the Nonprofit Shareholders, enforceable against each Nonprofit Shareholder in accordance with its terms.

          3.2 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not, with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents or bylaws of the Nonprofit Shareholders, (b) any judgment, decree or order of any court or governmental authority or agency to which any of the Nonprofit Shareholders is a party or by which any of the Nonprofit Shareholders or any of their respective properties is bound or (c) any statute, law, rule or regulation applicable to the Nonprofit Shareholders.

          3.3 Ownership of Shares. Each Nonprofit Shareholder owns, beneficially and of record, and has the right to transfer to Purchaser, all the shares set forth opposite the Nonprofit Shareholders' name as set forth in Schedule 1.1, free and clear of any liens (the shares transferred by the Nonprofit Shareholders being referred to as the "Nonprofit Shares"). At the Closing the Nonprofit Shareholders will transfer and convey, and Purchaser will acquire, good, valid and marketable title to the Nonprofit Shares, free and clear of any liens.

          3.4 Consents and Approvals. Except as set forth on Schedule 3.4 hereto, wit respect to the sale of the Nonprofit Shares hereunder, no filing with, and no permit, authorization, consent or approval of any authority or any other person is necessary for the consummation by the Nonprofit Shareholders of the transactions contemplated by this Agreement.

          3.5 Legal Proceedings. With respect to the sale of the Nonprofit Shares hereunder, there are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the Nonprofit Shareholders, threatened against, relating to or involving the Nonprofit Shareholders or any of their officers, directors or trustees, before any court, arbitrator or administrative or governmental body affecting the sale of the Nonprofit Shares hereunder. None of the Nonprofit Shareholders is subject to any judgment, decree, injunction, rule or order of any court, arbitrator or administrative or governmental body affecting the sale of the Nonprofit Shares hereunder. No action or proceeding has been instituted against any of the Nonprofit Shareholders before any court or other governmental body by any person or public authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          3.6 Brokers, Finders and Investment Bankers. None of the Nonprofit Shareholders has employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees or other similar fees in connection with the transactions contemplated herein.

          Section 4. Representations and Warranties of the Frey Shareholders.

          The Frey Shareholders hereby, jointly and severally, represent and warrant to Purchaser as follows:

          4.1 Organization. Except as disclosed in Schedule 4.1, each of the Waldorf Entities is a corporation duly organized, validly existing and in good standing under the laws under which it was formed and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as disclosed in Schedule 4.1, each of the Waldorf Entities is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification. Waldorf has heretofore made available to Purchaser correct and complete copies of the charter documents and bylaws as currently in effect and the minute books and stock records of the Waldorf Entities. Schedule 4.1 contains a correct and complete list of the locations of incorporation and the jurisdictions in which the Waldorf Entities are qualified to do business as foreign corporations.

          4.2 Execution and Enforceability. This Agreement has been, and each other certificate, agreement, document or instrument to be executed and delivered by Shareholders, any Shareholder or Shareholder Representative (on behalf of any Shareholder) in connection with the transactions contemplated by this Agreement (the "Waldorf Ancillary Documents") will be as of the Closing Date, duly executed and delivered by Shareholders, any Shareholder or Shareholder Representative (on behalf of any Shareholder) and constitutes or will constitute (as the case may be) the valid and legally binding agreement(s) of such Shareholder, enforceable against each such Shareholder in accordance with their respective terms.

          4.3 Absence of Restrictions and Conflicts. Except as set forth in
Schedule 4.3, the execution, delivery and performance of this Agreement and the Waldorf Ancillary

Documents, the consummation of the transactions contemplated by this Agreement and the Waldorf Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Waldorf Ancillary Documents do not and will not (as the case may be), with or without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents or bylaws of the Waldorf Entities or Waldorf Canada, (b) any "Waldorf Contract", "Real Property Lease" or "Personal Property Lease" (all as hereinafter defined), (c) any judgment, decree or order of any court or governmental authority or agency to which any of the Waldorf Entities is a party or by which any of the Waldorf Entities or any of their respective properties is bound or (d) any statute, law, rule or regulation applicable to the Waldorf Entities. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to the Waldorf Entities is required in connection with the execution, delivery or performance of this Agreement or the Waldorf Ancillary Documents by Shareholders or the consummation of the transactions contemplated by this Agreement or the Waldorf Ancillary Documents by Shareholders.

          4.4 Capitalization of Waldorf Entities; Ownership of Shares.

          (a) The authorized capital stock of Wabash consists of 2,500 shares of common stock, $1 par value per share ("Wabash Common Stock"). As of the date hereof, there are 796.24 shares of Wabash Common Stock issued and outstanding. Each share of Wabash Common Stock outstanding as of the date hereof is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned by Shareholders as set forth in
     Schedule 1.1, and no such shares have been issued in violation of any federal or state securities law. The authorized capital stock of Waldorf consists of 12,500 shares of common stock, $1 par value per share ("Waldorf Common Stock"). As of the date hereof, there are 10,000 shares of Waldorf Common Stock issued and outstanding. Each share of Waldorf Common Stock outstanding as of the date hereof is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and is owned by Wabash, and no such shares have been issued in violation of any federal or state securities law. The authorized capital stock of Best consists of 100,000 shares of common stock, $10 par value per share ("Best Common Stock"). As of the date hereof, there are 200 shares of Best Common Stock issued and outstanding. Each share of Best Common Stock outstanding as of the date hereof is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and is owned by Waldorf, and no such shares have been issued in violation of any federal or state securities law. The authorized capital stock of Waldorf Realty consists of 2,500 shares of common stock, $1 par value per share ("Waldorf Realty Common Stock"). As of the date hereof, there are 1,000 shares of Waldorf Realty Common Stock issued and outstanding. Each share of Waldorf Realty Common Stock outstanding as of the date hereof is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and is owned by Wabash and Waldorf as set forth in Schedule 4.4, and no such shares have been issued in violation of any federal or state securities law. Except as set forth in this Section 4.4 or in Schedule 4.4, there are no shares of capital stock of the Waldorf Entities outstanding, and there are no subscriptions, options, convertible securities, calls, puts, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating any of the Waldorf Entities to purchase, redeem, issue, transfer, deliver or sell, or cause to be purchased, redeemed, issued, transferred, delivered or sold, additional shares of the capital stock or other securities of the Waldorf Entities or obligating the Waldorf Entities to grant, extend or enter into any such agreement or commitment. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature with respect to the capital stock or equity interests of the Waldorf Entities has given or may give rise to any claim or action by any person and no fact or circumstance exists which could give rise to any such right, claim or action on behalf of any person. Except as set forth in Schedule 4.4, no corporation or other organization has been merged with or into any of the Waldorf Entities. There are no dividends which have accrued or been declared but are unpaid on the capital stock of any of the Waldorf Entities, and, except as set forth on Schedule 4.4, there are no stock appreciation, phantom stock or similar rights with respect to any of the Waldorf Entities. Except as set forth in this Section 4.4 or in Schedule 4.4, none of the Waldorf Entities has any direct or indirect equity interest (by stock ownership, partnership interest, joint venture interest or otherwise) in any other corporation, partnership, joint venture, firm, association or business enterprise.

          (b) Each Frey Shareholder owns, beneficially and of record, and has the right to transfer to Purchaser, all shares set forth opposite the Frey Shareholder's name as set forth in Schedule 1.1, free and clear of any liens. At the Closing the Shareholders will transfer and convey, and Purchaser will acquire, good, valid and marketable title to the Shares, free and clear of any liens.

          4.5 Ownership of Assets and Related Matters.


          (a) Real Property. Schedule 4.5(a) sets forth a true, correct and complete list and legal description of all of the real property owned by Waldorf or Waldorf Realty (the "Real Property"). Except as set forth in
     Schedule 4.5(a), Waldorf or Waldorf Realty has good, marketable and insurable title to the Real Property free and clear of all liens, pledges, security interests, charges, claims, leasehold interests, tenancies, restrictions and encumbrances of any nature whatsoever other than (i) liens for taxes not yet due and payable, (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent, and
     (iii) zoning, building or other restrictions, variances, covenants, rights-of-way, encumbrances, encroachments, easements and other minor irregularities in title, none of which, individually or in the aggregate,
     (1) interfere with the present use or occupancy of any of the Real Property by Waldorf or Waldorf Realty, (2) materially decrease the value thereof, or (3) would impair the ability of Waldorf or Waldorf Realty to sell any such Real Property (the foregoing, together with any matters identified in Schedule 4.5(a), are hereinafter referred to collectively as "Permitted Liens"). Waldorf or Waldorf Realty is in peaceful and undisturbed possession of all of the Real Property and all buildings, structures, fixtures and improvements located thereon, and Waldorf or Waldorf Realty has adequate rights of ingress and egress with respect to such Real Property and the buildings, structures, fixtures and improvements located thereon. Best owns no real property.

          Waldorf has heretofore delivered to Purchaser correct and complete copies of all deeds, mortgages, deeds of trust, title insurance policies, surveys and similar documents (including all amendments thereof) in the possession of the Waldorf Entities relating to the Real Property.

          Except for Permitted Liens, no Real Property is subject to any material rights-of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record.

          (b) Leases. Schedule 4.5(b) sets forth a true, correct and complete list of all leases and agreements granting Waldorf and Best possession of or rights to real property (the "Real Property Leases") and all material leases and agreements granting Waldorf and Best possession of or rights to personal property (excluding leases for office equipment, telephones, fax machines and copiers) (the "Personal Property Leases"). Waldorf has heretofore delivered to Purchaser correct and complete copies of all of the Real Property Leases and the Personal Property Leases. All of the Real Property Leases and the Personal Property Leases are valid and enforceable in accordance with their respective terms with respect to Waldorf and Best and, to the best knowledge of Shareholders, each other party thereto (except as enforcement may be limited by principles of equity, including reasonableness, fair dealing and limitations on self-help). There are no existing defaults of Waldorf Entities with respect to any Real Property Leases or Personal Property Leases or, to the best knowledge of Shareholders, of any of the other parties thereto (or events or conditions which, with or without notice or lapse of time or both would constitute a default). Except for matters set forth on Schedule 4.5(b) regarding Best, Waldorf and Best have peaceful and undisturbed physical possession of all real property, equipment and other assets which are covered by the Real Property Leases and Personal Property Leases. Except for matters set forth on Schedule 4.5(b) regarding Best, with respect to the real property covered by the Real Property Leases and all buildings, structures, fixtures and improvements located thereon, Waldorf and Best have adequate rights of ingress and egress for the operation of the Business in the ordinary course consistent with past practice. Except as set forth on Schedule 4.5(b), none of the Real Property Leases or the Personal Property Leases is carried as an asset on the books of the Waldorf Entities.

          (c) Personal Property. Except as disclosed in Schedule 4.5(c) and except for personal property leased pursuant to the Personal Property Leases and inventory disposed of in the ordinary course of business since June 30, 1996, Waldorf or Best, as the case may be, has good and marketable title to, and physical possession of, all of the tangible personal property which is reflected on the June 30, 1996 balance sheet of Waldorf (the "Waldorf Audited Balance Sheet") which is included in the "Audited Financial Statements" (as hereinafter defined), free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever. Waldorf or Best, as the case may be, has physical possession of all personal property included in Schedule 4.5(c).

          (d) Inventories. Except as disclosed in Schedule 4.5(d), the inventories of Waldorf (i) are sufficient for the operation of Waldorf in the ordinary course of business consistent with past practice, (ii) consist of items which are good and merchantable within normal trade tolerances (subject to reserves for such items shown on the Waldorf Audited Balance Sheet), (iii) are of a quality and quantity presently usable or saleable in the ordinary course of business of Waldorf (subject to reserves for such items shown on the Waldorf Audited Balance Sheet), (iv) are valued on the books and records of Waldorf at the lower of cost or market, with the cost determined under FIFO inventory valuation method consistent with past practice (except the LIFO inventory valuation method consistent with past practice is used for all audited financial statement reporting purposes), and (v) are free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever. No previously sold inventory is subject to returns in excess of those historically experienced by Waldorf.

          (e) Accounts Receivable. Except as disclosed in Schedule 4.5(e), the accounts receivable of Waldorf and Best arose from bona fide transactions in the ordinary course of business, have been executed on terms consistent with the past practice of Waldorf and Best, and, to the best knowledge of Shareholders, except for the amount of any applicable existing reserves for uncollectibility, counterclaims or setoffs shown on the Waldorf Audited Balance Sheet, (i) are good and collectible at the recorded amounts thereof, (ii) are not subject to any counterclaims or setoffs and (iii) are not otherwise in dispute. Except as set forth in Schedule 4.5(e), no accounts receivable have been factored, pledged, turned over for collection, or assigned to any person or third party.

          (f) No Third Party Options. Except as disclosed in Schedule 4.5(f) and except for sales of inventory in the ordinary course of business, there are no existing agreements, options, commitments or rights with, of or to any person to acquire any assets, properties or rights of the Waldorf Entities or any interest therein.

          (g) Ownership. Except as disclosed in Schedule 4.5(g) and except for assets leased under the Real Property Leases and the Personal Property Leases, all assets used in the operation of the business of Waldorf and Best (the "Business") are owned by Waldorf,

     Best and Waldorf Realty. Except as disclosed in Schedule 4.5(g), the assets owned and leased by Waldorf, Best and Waldorf Realty constitute all the assets and properties necessary to permit Waldorf and Best to conduct the Business in the same manner as Waldorf and Best have conducted the Business in the past.

          (h) Condition of Certain Assets. Except as otherwise disclosed in
     Schedule 4.5(h), the machinery, equipment and other tangible property owned or leased by Waldorf, Waldorf Realty and Best and, to the best knowledge of Shareholders, the buildings owned or leased by Waldorf and Best are in good operating condition and good state of repair, subject to ordinary wear and tear. Those public utilities (including water, gas, electricity, and storm and sanitary sewage) required to operate the facilities of Waldorf and Best are available to such facilities.

          (i) No Condemnation or Expropriation. Neither the whole nor any portion of the "Waldorf Property" (as hereinafter defined) is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment or compensation therefor. To the best knowledge of Shareholders, no such condemnation, expropriation or taking has been proposed. The term "Waldorf Property" means all real property owned or used by Waldorf, Best or Waldorf Realty in any manner, including, without limitation, the Real Property and the property leased pursuant to the Real Property Leases.

          (j) Third Party Leases. Except as otherwise disclosed in Schedule 4.5(j) hereto, there are no leases, subleases, licenses, concessions, options or other agreements, written or oral, under which any of the Waldorf Entities grants to any other party or parties the right of use or occupancy of any portion of the parcels of the Waldorf Property.

          (k) List of Accounts. Schedule 4.5(k) contains a list of all bank and securities accounts, and all safe deposit boxes, maintained by the Waldorf Entities and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.

          (l) Wabash Assets. Schedule 4.5(l) contains a current list of all assets owned or leased by Wabash.

          (m) Waldorf Realty. Except for the ownership of Real Property, Waldorf Realty conducts no business activities, and Waldorf Realty neither owns nor leases any assets (personal or real).

          4.6 Financial Statements. Waldorf has delivered to Purchaser the following:

          (a) the consolidated balance sheets and related consolidated annual statements of income, shareholders' equity and cash flows of Waldorf, Waldorf Canada, Best (for the year ended June 30, 1996) and Waldorf Realty as of June 30, 1994, June 30, 1995 and June 30, 1996 and for the respective twelve months then ended, which have been audited by Price Waterhouse (the "Audited Financial Statements");

          (b) the unaudited consolidated balance sheet of Waldorf, Best, Waldorf Canada and Waldorf Realty as of September 30, 1996 (the "Interim Balance Sheet") and the related consolidated unaudited statements of income, shareholders' equity and cash flows for the three month period ended September 30, 1996 (together with the Interim Balance Sheet, the "Interim Financial Statements"); and

          (c) the audited balance sheets and related audited statements of income, shareholders' equity and cash flows as of June 30, 1995 and June 30, 1996 of Wabash, and the unaudited balance sheet and statement of income of Wabash as of September 30, 1996 (the "Wabash Financial Statements") (the Wabash Financial Statements, together with the Interim Financial Statements and the Audited Financial Statements, being referred to collectively as the "Financial Statements").

          Copies of the Financial Statements are attached as Schedule 4.6. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Waldorf Entities and Waldorf Canada, which books and records are maintained in accordance with generally accepted accounting principles, consistently applied. Each of the balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents the financial position of the applicable Waldorf Entities and Waldorf Canada, as of the date thereof, and each of the statements of income, shareholders' equity and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents the results of operations and changes in shareholders' equity and cash flows, as the case may be, of the applicable Waldorf Entities and Waldorf Canada, for the periods set forth therein, in each case in accordance with generally accepted accounting principles, consistently applied during the periods involved.

          4.7 No Undisclosed Liabilities.

          (a) Except as disclosed in Schedule 4.7(a), Wabash does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise. Except as disclosed in Schedule 4.7(b), none of the Waldorf Entities has any liabilities or obligations, whether accrued, absolute, contingent or otherwise, of a type required to be reflected or provided for in financial statements prepared in accordance with generally accepted accounting principles, which are not adequately reflected or provided for in the Financial Statements, except liabilities and obligations incurred since the date of the Interim Financial Statements in the ordinary course of business that will not have a "Material Adverse Effect". As used in this Agreement, the term "Material Adverse

     Effect" means an adverse effect on the assets, liabilities, results of operations, financial condition or business of the Waldorf Entities, taken as a whole, which represents an amount that exceeds $500,000, excluding matters reflected in the Interim Financial Statements and matters that have occurred or may occur after September 30, 1996 as a result of general industry conditions.

          (b) Without limiting the foregoing, with respect to the "Loan and Security Agreement," the "Settlement Agreement," and the other agreements, documents and matters referred to in the Substitute Contingent Interest Agreement, dated February 1, 1994 (the "GECC Agreement"), among Wabash, Waldorf, the Frey Shareholders, General Electric Capital Corporation ("GECC") and certain other parties, prior to giving effect to the "Waldorf Settlement Document" (as hereinafter defined), there is no liability or obligation of any of the Waldorf Entities to GECC other than as expressly provided for in the GECC Agreement.

          (c) Except as disclosed in Schedule 4.11 with specific reference to Waldorf Foundation, Waldorf Foundation does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise.

          4.8 Absence of Certain Changes.

          (a) Except as set forth on Schedule 4.8(a), since June 30, 1996, except for the "Canada Sale" (as hereinafter defined), there has not been
     (i) any Material Adverse Effect, other than as reflected in the Interim Financial Statements and other than as may occur after September 30, 1996 as a result of general industry conditions, (ii) any damage, destruction, loss or casualty to property or assets of Waldorf or Best, whether or not covered by insurance, which property or assets are material to the Business, or any material deterioration in the condition of the property or assets of Waldorf or Best, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of any of the Waldorf Entities, any redemption or other acquisition by any of the Waldorf Entities of any of the capital stock of any of the Waldorf Entities or any split, combination or reclassification of shares of capital stock declared or made by any of the Waldorf Entities, (iv) any sale of assets, loan or contribution, or other intercompany transaction, between or among the Waldorf Entities, other than loans by Waldorf to Waldorf Canada or Best, repayments thereof and the sale of wastepaper from Best to Waldorf or (v) any agreement to do any of the foregoing. Since June 30, 1996, Waldorf and Best have (1) maintained supplies and inventories at levels that are in the ordinary course of business consistent with past practice, (2) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice and (3) conducted the business in the ordinary course on a basis consistent with past practice and not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business.

          (b) Except as set forth in Schedule 4.8(b) and in connection with the Canada Sale, with respect to the Waldorf Entities, since June 30, 1996, there have not been (i) any extraordinary losses suffered, (ii) any incurrance, assumption or guarantee by any of the Waldorf Entities of any indebtedness for borrowed money except in the ordinary course of business consistent with past practice, (iii) any assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iv) any liability or obligation (absolute, accrued or contingent) incurred except in the ordinary course of business and consistent with past practice, (v) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than in the ordinary course of business and consistent with past practice, (vi) any notes, guaranteed checks or accounts receivable which have been written off as uncollectible, except write-offs in the ordinary course of business consistent with past practice, (vii) any write-down of the value of any asset or investment on the Waldorf Entities' books or records, except for depreciation and amortization taken in the ordinary course of business consistent with past practice and the Canada Sale, (viii) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) (exclusive, however, of inventory) of substantial value, except, in each such case, in transactions in the ordinary course of business consistent with past practice and which in any event do not exceed $200,000 in the aggregate based on net book value, (ix) any increase in the compensation of officers, directors or employees, whether now or hereafter payable, other than in the ordinary course of business consistent with past practice, (x) any change in the Waldorf Entities' relations with their employees, suppliers or customers which individually or in the aggregate have a Material Adverse Effect, (xi) any increase of any reserves for contingent liabilities (excluding any adjustment to bad debt, workers compensation or group insurance reserves in the ordinary course of business consistent with past practice), (xii) any transactions entered into other than in the ordinary course of business, (xiii) any agreements to do any of the foregoing, (xiv) any change by the Waldorf Entities in any method of accounting or keeping their books of account or accounting practices, or
     (xv) any other events, developments or conditions of any character that have had or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) Schedule 4.8(c) sets forth a complete and correct list of all capital expenditures in excess of $10,000 per project made from July 1, 1996 through December 31, 1996 and sets forth a complete and correct list of all capital expenditures and commitments approved for fiscal year ending June 30, 1997.

          (d) Schedule 4.8(d) sets forth (i) the average price per ton for boxboard manufactured by each Waldorf Entity by plant for each month from July, 1996 through November, 1996, (ii) the average price per ton of medium for Waldorf for each month from July, 1996 through November, 1996 and (iii) the average price per ton and mechanism currently used to establish price changes for folding cartons for Waldorf's top ten customers by dollar volume for each month from July, 1996 through November, 1996 and the amount of any price reductions for such customers from July, 1996 through November, 1996.

          4.9 Legal Proceedings. Except as set forth in Schedule 4.9, and except for collection actions pending in the ordinary course of business which do not exceed, in any individual case, $250,000, there are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of Shareholders, threatened against, relating to or involving the Business or the Waldorf Entities or any of their officers or directors, before any court, arbitrator or administrative or governmental body. Except as set forth in Schedule 4.9, none of such suits, actions, claims, proceedings or investigations, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. None of the Waldorf Entities is subject to any judgment, decree, injunction, rule or order of any court, arbitrator or administrative or governmental body. Except as set forth in Schedule 4.9, none of the Waldorf Entities is subject to any governmental restriction which is reasonably likely (a) to have a Material Adverse Effect or (b) to cause a material limitation on Waldorf's or Best's ability to operate the Business after the Closing in the same manner as heretofore conducted by the Waldorf Entities. No action or proceeding has been instituted against any of the Shareholders or the Waldorf Entities before any court or other governmental body by any person or public authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Without limiting the foregoing, Schedule 4.9 describes all claims, whether in the past or currently pending, in respect of any rights to indemnification or any breach of any covenant, representation or warranty involving a certain Purchase and Sale Agreement, dated July 15, 1985, between Champion International Corporation and Waldorf (the "Champion Agreement").

          4.10 Licenses, Permits and Compliance with Law. The Waldorf Entities have all material authorizations, approvals, licenses, permits and orders of and from all governmental and regulatory offices and bodies necessary to carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party (collectively, the "Licenses"). Except as set forth in Schedule 4.10, each Waldorf Entity is (and has been during the past five years) in compliance in all material respects with all applicable laws, regulations and administrative orders (including, without limitation, laws relating to employment of labor or use or occupancy of properties or any part thereof) of any country, state, province or municipality or of any subdivision thereof to which it is subject. Schedule 4.10 sets forth a correct and complete list of all Licenses. Except as set forth in Schedule 4.10, none of the Waldorf Entities is presently charged with, has received any notice (whether written or oral) of, or, to the best knowledge of Shareholders, is under governmental investigation with respect to any actual or alleged violation of any statute, ordinance, rule or regulation; and none of the Waldorf Entities is presently a party in an adverse proceeding or has received any notice (whether written or oral) of any threatened adverse proceeding, in either case by any regulatory authority having jurisdiction over the Waldorf Entities or the Business. Waldorf has previously delivered to Purchaser copies of all reports and filings made or filed by the Waldorf Entities during the past five years pursuant to the Occupational Safety and Health Act. Except as set forth in Schedule 4.10, the Waldorf Entities are not presently in violation of or subject to any allegation that any of them is in violation of or is failing to comply with, the Occupational Safety and Health Act.

          4.11 Material Contracts. Schedule 4.11 sets forth (a) a correct and complete list of all "Material Contracts" (as hereinafter defined) (which, together with the Waldorf Benefit Plans, but excluding the Real Property Leases and the Personal Property Leases, are herein referred to as the "Waldorf Contracts") and (b) a list of all consents or notices required to be obtained or given under such Waldorf Contracts, the Real Property Leases and the Personal Property Leases in connection with this Agreement. Except for Klicklok Corporation leases entered into in the ordinary course of business, which leases have been made available to Purchaser, correct and complete copies of all Waldorf Contracts have been delivered to Purchaser. The Waldorf Contracts are valid and enforceable in accordance with their respective terms with respect to Waldorf Entities and, to the best knowledge of Shareholders, each other party thereto. There are no existing defaults of the Waldorf Entities under any Waldorf Contract or, to the best knowledge of Shareholders, of any of the other parties thereto (or events or conditions which with or without notice or lapse of time or both would constitute a default). For purposes of this Section 4.11, Material Contracts include the following contracts, agreements, commitments, arrangements, understandings, or other instruments (in each case whether oral or written, but only to the extent legally binding) relating to the Business or of which one or more of the Waldorf Entities is a party (including every amendment, modification or supplement to the foregoing):

          (a) Indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances;

          (b) Management, employment or consulting agreements, or arrangements or agreements related to temporary services of any kind that require payments greater than $50,000 annually;

          (c) Union or other collective bargaining agreements;

          (d) Powers of attorney;

          (e) Sales agency, manufacturer's representative and distributorship agreements or other distribution or commission arrangements;

          (f) Licenses of patent, trademark, software (excluding software with annual license payments less than $10,000), copyrights, know how and other intellectual property rights;

          (g) Agreements, orders or commitments, not made in the ordinary course of business, for the purchase of services, raw materials, supplies or finished products from any one supplier for an amount in excess of $500,000;

          (h) Agreements, orders or commitments, not made in the ordinary course of business, for the sale of products or services for more than $500,000 to any single purchaser;

          (i) Any contract or option relating to the sale by any of the Waldorf Entities of any asset, other than sales of inventory in the ordinary course of business;

          (j) Agreements for capital expenditures in excess of $1,000,000 for any single project;

          (k) Joint venture agreements;

          (l) Agreements requiring the consent of any party thereto to the consummation of the transactions contemplated by this Agreement;

          (m) Lease agreements under which any of the Waldorf Entities is lessor;

          (n) Agreements, contracts or commitments for any charitable or political contribution, including, without limitation, agreements, contracts or commitments obligating any Waldorf Entity in any manner relating to the Frey Family Foundation, a Minnesota nonprofit corporation, or the Waldorf Foundation, a Minnesota nonprofit corporation;

          (o) Agreements prohibiting, partially restricting, or otherwise limiting any Waldorf Entity's ability to compete, solicit customers or otherwise conduct any business anywhere in the world;

          (p) Agreements between Waldorf Canada and one or more of the Waldorf Entities or in which both Waldorf Canada and one or more of the Waldorf Entities are parties;

          (q) Agreements to which Waldorf Realty is a party;

          (r) Agreements relating to the acquisition or sale of any company, business, division or other enterprise, whether in the form of stock purchase, asset acquisition or otherwise;

          (s) Agreements, contracts or commitments for the purchase or sale of any goods or services at other than generally available rates or terms, including, by way of example and not limitation, purchase or sale commitments entered into in settlement of claims or prior obligations; or

          (t) Other than as covered above, other agreements, contracts and commitments that involve payments or receipts of more than $250,000 in any single year, or that were entered into other than in the ordinary course of business.

          4.12 Tax Returns; Taxes.

          (a) For purposes of this Agreement, "Tax" means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not; "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof; and "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations or published ruling promulgated or issued thereunder.

          (b) Each of the Waldorf Entities has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Waldorf Entities and Waldorf Foundation (whether or not shown on any Tax Return) which are due and payable have been paid. Except as set forth on Schedule 4.12(b), none of the Waldorf Entities currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 4.12(b), no taxing authority in a jurisdiction where a Waldorf Entity does not file Tax Returns has claimed in writing that such Waldorf Entity is or may be subject to taxation by that jurisdiction.

          (c) Each of the Waldorf Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (d) Except as set forth on Schedule 4.12(d), there is no dispute or claim concerning any Tax liability of any of the Waldorf Entities either
     (i) claimed or raised by
     any taxing authority in writing or (ii) as to which any of the Shareholders or any employee responsible for Tax matters of such Waldorf Entity has knowledge based upon personal contact with any agent of such authority. Schedule 4.12(d) lists all Tax Returns filed with respect to any of the Waldorf Entities for taxable periods ended after December 31, 1990, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Waldorf Entities have delivered or made available to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Waldorf Entities for taxable years ended on or after June 30, 1989.

          (e) Except as set forth in Schedule 4.12(e), none of the Waldorf Entities has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment of Taxes.

          (f) All accounting periods and methods used by the Waldorf Entities for Tax purposes are permissible periods and methods, and no Waldorf Entity is or will be required to make any adjustment to its income under Section 481 of the Code in connection with a change in accounting method used in taxable years for which Tax Returns have been filed prior to the date hereof. None of the Waldorf Entities has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Waldorf Entities has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Except as set forth in Schedule 4.12(f), none of the Waldorf Entities is a party to any Tax allocation or sharing agreement. None of the Waldorf Entities (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than the group the common parent of which is Wabash) in any taxable year ending after December 31, 1985 or (ii) has any liability for the Taxes of any person other than one of the Waldorf Entities under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise.

          (g) Schedule 4.12(g) sets forth the following information with respect to each of the Waldorf Entities: (i) the tax basis of such Waldorf Entity in its assets as of June 30, 1996; (ii) the tax basis of Wabash in the stock of Waldorf, the tax basis of Waldorf in the stock of Waldorf Canada and Best, and the tax basis of Wabash and Waldorf in the stock of Waldorf Realty; (iii) the amount of any net operating loss, net capital loss, unused investment credit or other Tax credit, or excess charitable contribution allocable to such Waldorf Entity; and (iv) the amount of any deferred gain or loss allocable to the Waldorf Entity arising out of any "deferred intercompany transaction" under the Treasury Regulations relating to consolidated federal income tax returns.

          (h) The unpaid Taxes of the Waldorf Entities did not, as of June 30, 1996, exceed the reserve for Taxes (excluding any reserve for deferred taxes attributable to differences between the timing of income or deductions for tax and financial accounting purposes) set forth on the balance sheet (excluding any notes thereto) contained in the Financial Statements.

          4.13 Officers, Directors and Employees. Schedule 4.13 contains a correct and complete list of (a) all of the officers of the Waldorf Entities specifying their office and current annual rate of compensation, (b) all of the officers and employees of the Waldorf Entities earning more than $100,000 on an annual basis together with their current salary or hourly wage and an appropriate notation next to the name of each officer and employee on such list to whom any of the Waldorf Entities has made verbal or other commitments which are binding on any of the Waldorf Entities, and (c) all former officers and all former employees of any of the Waldorf Entities entitled to post-retirement benefits or any other compensation or benefits from one or more of the Waldorf Entities.

          4.14 Employee Benefit Plans. Except as disclosed in Schedule 4.14:

          (a) There are no plans, programs, policies or arrangements providing compensation or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) to, or on behalf of, any current or former officer, employee or director of any of the Waldorf Entities or Waldorf Canada or any of their dependents under which any of the Waldorf Entities has any liability, duty or obligation of any kind or description to any such officer, employee or director of any Waldorf Entity or Waldorf Canada or any of their dependents, including, but not limited to, any such plan, program, practice, policy or arrangement subject to ERISA (individually a "Waldorf Benefit Plan" and collectively the "Waldorf Benefit Plans");

          (b) None of the Waldorf Entities nor any ERISA Affiliate makes or has any obligation to make, or has made or had any obligation to make, either directly or indirectly (whether by reimbursing another employer or otherwise), contributions to any plan, program or arrangement, including a multiemployer plan, that is subject to Title IV of ERISA (a "Title IV Plan");

          (c) None of the Waldorf Entities is a party to or has any obligation whatsoever under any oral or written contract or other arrangement under which any of the Waldorf Entities have agreed to employ any person or to compensate any person on a termination of employment (individually an "Employment Contract" and collectively the "Employment Contracts");

          (d) Waldorf has furnished or made available to Purchaser: (i) a correct, complete and current copy of (A) each written Waldorf Benefit Plan and Employment Contract and any amendments thereto together with any trust agreements or other contracts or agreements which are a part of each such plan or contract and (B) with respect to each Waldorf Benefit Plan, all Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation rulings or determinations, annual reports, summary plan descriptions, actuarial and other financial reports for all periods ending on or after December 31, 1993; and (ii) such other documentation with respect to any Waldorf Benefit Plan or Employment Contract as is reasonably requested by Purchaser (there being no unwritten Waldorf Benefit Plans or unwritten Employment Contracts);

          (e) No assets have been set aside in any trust or account (other than an account which is part of a Waldorf Entity's general assets) to satisfy any obligations under any Waldorf Benefit Plan, Employment Contract or Title IV Plan;

          (f) All of the assets which have been set aside in a trust or account (other than an account which is part of a Waldorf Entity's general assets) to satisfy any obligations under any Waldorf Benefit Plan, Employment Contract or Title IV Plan are shown on the books and records of each such trust and each such account at their current fair market value, and such current fair market value as of June 30, 1996 is equal to or exceeds the present value of any obligation under any Waldorf Benefit Plan, Employment Contract or Title IV Plan;

          (g) Each Waldorf Benefit Plan, Employment Contract and Title IV Plan has been established, maintained and administered in material compliance with all applicable laws;

          (h) None of the Waldorf Entities has any obligation to indemnify or hold harmless any person or entity in connection with any liability attributable to any acts or omissions by such person or entity with respect to any Waldorf Benefit Plan, Employment Contract or Title IV Plan;

          (i) None of the Waldorf Entities has incurred (and no facts exist which are reasonably likely to subject any of the Waldorf Entities to) any liability for any tax, fine or penalty or funding or contribution obligation as a result of a violation of the Code, ERISA or other applicable law with respect to any Waldorf Benefit Plan, Employment Contract, Title IV Plan or any plan of an ERISA Affiliate;

          (j) None of the Waldorf Entities nor any ERISA Affiliate has (within the last six years) terminated or withdrawn from or sought a funding waiver for, and no facts exist which could reasonably be expected to result in a termination or withdrawal from or a request for a funding waiver for, any Title IV Plan;

          (k) None of the Waldorf Entities has incurred, and no facts exist which are reasonably likely to subject any of the Waldorf Entities to, any liability as a result of a termination or withdrawal from or a funding waiver for any Title IV Plan maintained by an ERISA Affiliate;

          (l) There are no pending or threatened claims with respect to a Waldorf Benefit Plan, Employment Contract or Title IV Plan (other than routine and reasonable claims made in the ordinary course of plan or contract operations) or with respect to the terms and conditions of employment or termination of employment of any employee or former employee of any of the Waldorf Entities, which claims could reasonably be expected to result in liability to any of the Waldorf Entities, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or has been proposed with respect to any Waldorf Benefit Plan, Employment Contract or Title IV Plan;

          (m) Each of the Waldorf Entities has the right pursuant to the terms of each Waldorf Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) or to amend the terms of such plan at any time without triggering a penalty or an obligation to make any additional contributions to such plan, and Purchaser immediately after the Closing shall have exactly the same rights as the Waldorf Entities unilaterally to take such action without triggering any penalty or any obligation to make any additional contributions to such plan;

          (n) The transactions contemplated by this Agreement will not result in any additional payments to, or increase the vested interest of, any current or former officer, employee or director or their dependents under any Waldorf Benefit Plan or Employment Contract;

          (o) The transactions contemplated by this Agreement will not result in any payments to any current or former officer, employee or director of any of the Waldorf Entities which will be subject to Section 280G of the Code; and

          (p) Waldorf and Best have provided Purchaser with a copy of Waldorf's and Best's policies for providing leaves of absence under the Family and Medical Leave Act ("FMLA") and maintain records which have been made available to Purchaser which identify (i) each employee who is eligible to request FMLA leave; (ii) the amount of FMLA leave utilized by each such employee during the current leave year; (iii) each employee who currently is on FMLA leave and his or her job title and description, salary and benefits; (iv) each employee who has requested FMLA leave to begin after the date of this Agreement and a description of the leave requested; and
     (v) a copy of all notices provided to such employee regarding such leave.

          For purposes of this Section 4.14, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder; and "ERISA Affiliate" means any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 414(b), (c), (m) or (o) of the Code, of which any Waldorf Entity is also a member.

          4.15 Labor Relations. Except as set forth in Schedule 4.15, (a) none of the Waldorf Entities' employees are represented by a labor organization which was either National Labor Relations Board ("NLRB") certified or voluntarily recognized or recognized under foreign law; (b) none of the Waldorf Entities is a signatory to a collective bargaining agreement with any labor organization;
(c) none of the Waldorf Entities is obligated, by any collective bargaining agreement or other agreement, to contribute to any multiemployer pension or welfare benefit plan covering employees, retirees and/or beneficiaries; (d) the Waldorf Entities have not conducted negotiations with respect to any future contract with or commitment to any labor union or association and, to the best knowledge of Shareholders, there are no current or threatened attempts to organize or establish any labor union or association, (e) no representation election petition filed by employees of any of the Waldorf Entities is pending with the NLRB and, to the best knowledge of Shareholders, no union organizing campaign involving employees of any of the Waldorf Entities is in progress; (f) no NLRB unfair labor practice claims are presently pending against any of the Waldorf Entities or any labor organization representing their employees; (g) no material grievance or arbitration demand, whether or not filed pursuant to a collective bargaining agreement, is pending against any of the Waldorf Entities;
(h) no labor dispute, walkout, strike, slowdown, handbilling, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of any of the Waldorf Entities is in progress; (i) no breach of contract and/or denial of fair representation claim is pending against any of the Waldorf Entities and/or, to the best knowledge of Shareholders, any labor organization representing their employees; (j) no material claim for unpaid wages or overtime or for child labor or record keeping violations is pending under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other Federal, state, local or foreign law, regulation, or ordinance; (k) no discrimination and/or retaliation claim is pending or, to the best knowledge of Shareholders, threatened against any of the Waldorf Entities under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA or any other Federal law or any comparable state fair employment practices act or foreign law regulating discrimination in the workplace and no wrongful discharge, liable, slander or other claim under any state law is pending or threatened which arises out of the employment relationship with respect to any person or the termination of any such relationship; (l) if any Waldorf Entity is a Federal, state or provincial contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanctions or debarment proceeding is pending with the Office of Federal Contract Compliance Programs ("OFCCP") or any other Federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress; (m) no citation is pending before the Occupational Safety and Health Administration ("OSHA") against any of the Waldorf Entities, and no notice of contest or OSHA administrative enforcement proceeding involving any of the Waldorf Entities is pending; (n) no workers' compensation or retaliation claim is pending against any of the Waldorf Entities in excess of $10,000; (o) no citation of any of the Waldorf Entities is outstanding and no enforcement proceeding is pending under Federal or foreign immigration law; (p) none of the Waldorf Entities has taken any action that would constitute a "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and

Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state, provincial, local or foreign plant closing notice law, regulation or ordinance. The Waldorf Entities are in material compliance with all federal, state, provincial, local and foreign laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor or unlawful employment practice.

          4.16 Insurance. Schedule 4.16 sets forth a correct and complete list of the Waldorf Entities' current insurance policies and coverages, including names of carriers, amounts of coverage and premiums therefor. Waldorf has heretofore made available to Purchaser correct and complete copies of all such insurance policies. All such policies are in full force and effect and all premiums due and payable in respect thereof have been paid. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Waldorf Entities. Schedule 4.16 sets forth a list of all material pending claims with respect to all such policies. The Waldorf Entities will maintain their current insurance policies and coverages at least through the Closing Date.

          4.17 Environmental Matters. Except as expressly set forth in the Conestoga-Rovers & Associates Phase I and Phase II Environmental Site Assessments, dated December 17, 1996 (the "Environmental Reports")(which are listed in Annex I) and in Schedule 4.17:

          (a) To the best knowledge of Shareholders, the Waldorf Entities possess, and are in material compliance with, all permits, licenses and government authorizations and have filed all material notices that are required under local, state and federal laws and regulations currently in effect relating to protection of the environment, pollution control, product registration or hazardous materials (as defined below) ("Environmental Laws"), and the Waldorf Entities are in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder;

          (b) None of the Waldorf Entities have received notice of actual or threatened liability under "CERCLA" (as hereinafter defined) or any similar state or local statute or ordinance from any governmental agency or any third party, and, to the best knowledge of Shareholders, there are no facts or circumstances which would reasonably be expected to form the basis for the assertion of any claim against any of the Waldorf Entities under any Environmental Laws including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar local, state or foreign law with respect to any on-site or off-site location;

          (c) None of the Waldorf Entities have entered into, agreed to or contemplates entering into any consent decree or order, and none of the Waldorf Entities are subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of hazardous materials under, any applicable Environmental Laws;

          (d) To the best knowledge of Shareholders, none of the Waldorf Entities is subject to any, and none of the Waldorf Entities is alleged to be in violation of any, administrative or judicial proceeding pursuant to applicable Environmental Laws or regulations;

          (e) To the best knowledge of Shareholders, none of the Waldorf Entities are subject to any material claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of any of the Waldorf Entities or their respective employees, agents or representatives or arising out of the ownership, use, control or operation by any of the Waldorf Entities of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by any of the Waldorf Entities) from which any hazardous materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

          (f) The Waldorf Entities heretofore provided or made available to Purchaser correct and complete copies of all files of the Waldorf Entities relating to environmental matters (or an opportunity to review such files), and Schedule 4.17(f) sets forth the amount of all fines, penalties or assessments paid within the last five years by the Waldorf Entities with respect to environmental matters, including the date of payment and the basis for the assertions of liability; and

          (g) To the best knowledge of Shareholders, neither the real property, improvements or equipment included within the assets owned by the Waldorf Entities contain any friable asbestos, PCBs or underground storage tanks.

          As used in this Agreement, the term "hazardous materials" means any waste, pollutant, substance, by-product or other material regulated under CERCLA, Resource Conservation and Recovery Act or other federal environmental law, rule or regulation (or similar state or local law, rule or regulation) as well as any petroleum or petroleum-derived substance or waste.

          4.18 Intellectual Property. Schedule 4.18 sets forth a correct and complete list of: (a) all patents, technical documentation, trade secrets, trademarks and trade names (including all federal, state and foreign registrations pertaining thereto) and all copyright registrations owned by any of the Waldorf Entities (collectively, the "Proprietary Intellectual Property"); and (b) all patents, trademarks, trade names, copyrights, technology and processes (except for licenses of software requiring payments less than $10,000 per year) used by any of the Waldorf Entities that are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property is referred to as "Intellectual Property"). To the best knowledge of Shareholders, Waldorf owns, or has the right to use pursuant to valid and enforceable agreements identified in Schedule 4.18, all Intellectual Property and all software used in the Business. No claims are pending against any of the Waldorf Entities by any person with respect to the use of any Intellectual Property or any software or challenging or questioning the validity or enforceability of any license or agreement relating to the same, and, to the best knowledge of Shareholders, the current use by the Waldorf Entities of the Intellectual Property and all software used in the Business does not infringe on the rights of any third party. Schedule 4.18 sets forth a list of all jurisdictions in which any of the Waldorf Entities is operating the business under a trade name, and each jurisdiction in which any such trade name is registered.

          4.19 Transactions with Affiliates. Except as set forth in Schedule 4.19, no shareholder, officer or director of any of the Waldorf Entities, or any person with whom any such shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such persons) or any Affiliate of any of the foregoing or any current or former Affiliate of any of the Waldorf Entities has any interest in:
(a) any contract, arrangement or understanding with any of the Waldorf Entities or relating to the Business (b) any loan, arrangement, understanding, agreement or contract (hereinafter referred to as "Affiliate Debt") for or relating to indebtedness of any of the Waldorf Entities; (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Business; or (d) any claim against any of the Waldorf Entities. Any accounts due and payable from any of the Waldorf Entities to any Affiliate of any of the Waldorf Entities are recorded on the books and records of the business at the fair market value thereof. Since June 30, 1996, there has been no repayment, forgiveness or other release of Affiliate Debt except as set forth in Schedule
4.19. For purposes of this Section 4.19, "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Agreement, (i) "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, (ii) "controlling" and "controlled" have meanings correlative to the foregoing, and (iii) "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

          4.20 Customer Relations. Except as disclosed in Schedule 4.20, to the best knowledge of Shareholders, none of the Waldorf Entities has received any notice that (a) any single customer of the Waldorf Entities which accounted for more than 5% of the total net sales of any of the Waldorf Entities for the twelve-month period ending on June 30, 1996 or (b) any current raw materials supplier of the Waldorf Entities that had total net sales to any of the Waldorf Entities in excess of $500,000 for the twelve month period ending June 30, 1996 is reasonably expected to terminate its business relations with any of the Waldorf Entities.

          4.21 Nondisclosed Payments. None of the Waldorf Entities nor any of their officers or directors, nor anyone acting on behalf of any of them, has made or received any material payments not correctly categorized and fully disclosed in the books and records of the Waldorf Entities in connection with or in any way relating to or affecting the Waldorf Entities or the Business.

          4.22 Brokers, Finders and Investment Bankers. Except as disclosed in
Schedule 4.22, none of the Waldorf Entities nor any of the Shareholders has employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees or other similar fees in connection with the transactions contemplated herein.

          4.23 Disclosure. No representation, warranty or covenant made by Shareholders in this Agreement (including the Schedules hereto) contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

          4.24 Waldorf Canada Advances. Schedule 4.24 sets forth a ledger of all amounts advanced by the Waldorf Entities to Waldorf Canada since June 30, 1996 and on or before October 31, 1996, (irrespective of whether such funds were advanced as loans, contributions, accounts receivable, payments to third parties on behalf of Waldorf Canada (including, without limitation, payments to suppliers and employees), or otherwise) and all repayments, if any, of such advanced amounts made by Waldorf Canada since June 30, 1996 and on or before October 31, 1996.

          4.25 HEI Development. Schedule 4.25 sets forth a description of all property held by HEI Development and a description of all matters that would be set forth in Schedule 4.17 if HEI Development were included in the Waldorf Entities for purposes of Section 4.17.

          4.26 Waldorf Canada. Schedule 4.26 identifies all liabilities, contracts or other obligations of the Waldorf Entities arising out of the business of Waldorf Canada that are payable after the Closing Date.

          Section 5. Representations and Warranties of Purchaser.

          Purchaser hereby represents and warrants to Shareholders as follows:

          5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws under which it was formed and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification.

          5.2 Execution and Enforceability. This Agreement has been, and any other certificate, agreement, document or other instrument to be executed and delivered by Purchaser in connection with the transactions contemplated by this Agreement (the "Purchaser Ancillary Documents") will be as of the Closing Date, duly executed and delivered by Purchaser and do or will (as the case may be) constitute the valid and legally binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms.

          5.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with or without the passing of time or the giving of notice or both, violate or conflict with, or constitute a breach of or default under, (a) any term or provision of the articles of incorporation or bylaws of Purchaser, (b) any judgment, decree or order of any court or governmental authority or agency to which Purchaser is a party or by which Purchaser or any of its properties is bound or (c) any statute, law, rule or regulation applicable to Purchaser or the business engaged in by Purchaser. Except for compliance with the applicable requirements of the HSR Act, the Securities Exchange Act of 1934, and Nasdaq National Market and New York Stock Exchange rules and requirements, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents by Purchaser or the consummation of the transactions contemplated by this Agreement or the Purchaser Ancillary Documents by Purchaser.

          5.4 Brokers, Finders and Investment Bankers. Except as disclosed in
Schedule 5.4, Purchaser has not employed any broker, finder, investment banker or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees or other similar fees in connection with the transactions contem plated herein.

          5.5 Disclosure. No representation, warranty or covenant made by Purchaser in this Agreement (including the Schedules hereto) contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

          Section 6. Covenants

          Each of the parties hereto shall, and the Frey Shareholders shall cause Waldorf Entities and Waldorf Canada to, comply with the following covenants to the extent applicable to such party (or in the case of Shareholders, to the extent applicable to Shareholders or to any of the Waldorf Entities or Waldorf Canada) (unless compliance is waived in advance in accordance with this Agreement):

          6.1 Sale of Waldorf Canada.

          (a) Waldorf Canada shall take all action necessary or appropriate to terminate all of Waldorf Canada's business, including the disposition of all assets and properties of Waldorf Canada and the termination of all operations related thereto, and payment and satisfaction of all liabilities and obligations of Waldorf Canada. To the extent the foregoing actions have not been completed prior to the Closing, the Frey Shareholders shall be responsible for causing Waldorf Canada to complete such actions after the Closing.

          (b) On or before the Closing Waldorf shall sell all of the outstanding capital stock and other securities of Waldorf Canada to an entity designated by the Frey Shareholders, of which Shareholders hold less than 50% of the outstanding equity securities (the "Designee"), pursuant to and in accordance with the stock transfer agreement attached as Exhibit B hereto (the "Stock Transfer Agreement") (the transactions contemplated by this Section 6.1 are hereinafter referred to collectively as the "Canada Sale").

          (c) Pursuant to the Stock Transfer Agreement, the Waldorf Entities shall assign to the Designee all of the Waldorf Entities' receivables for all loans or advances made by them to Waldorf Canada on or before October 31, 1996. Shareholders shall reimburse Waldorf Entities for an amount equal to the Canadian Deficit. To the extent the Canadian Deficit has been ascertained as of the Closing, it will reduce the Cash Payment otherwise payable to Shareholders on the Closing Date as provided for in Section 1.2 hereof. To the extent any amount of the Canadian Deficit is not deducted from the Cash Payment otherwise payable to Shareholders on the Closing Date, the Frey Shareholders hereby jointly and severally agree to pay such remaining balance within ten (10) days after receipt of a written request for such payment from Purchaser or any of the Waldorf Entities.

          (d) The Frey Shareholders shall use, and shall cause the Waldorf Entities and Waldorf Canada to use, their respective best efforts to induce the customers of Waldorf Canada to establish (or continue, as the case may be) business relationships with Waldorf similar in character and scope to such customers' previous relationships with Waldorf Canada.

          (e) If and to the extent any of the Waldorf Entities realize for U.S. federal income tax purposes a loss resulting from the Canada Sale, and such loss is utilized or utilizable to reduce the amount of U.S. federal and state income Tax otherwise payable by any of the Waldorf Entities (whether by carryback, carryforward or otherwise), then Purchaser shall pay to Shareholders in cash as a part of the Cash Payment payable pursuant to
     Section 1.2(a) hereof, an aggregate amount equal to the amount of such Tax reduction (the "Tax Benefit"). The Tax Benefit shall be estimated as of the Closing Date and paid to Shareholders as a part of the Cash Payment at that time; and the Frey Shareholders, jointly and severally, agree to indemnify Purchaser, in the manner prescribed in and subject to the requirements of
     Section 10 hereof, from, against and in respect of any liability, costs and expenses arising from any determination that any portion of the Tax Benefit is not allowable to the Waldorf Entities.

          6.2 Sale of Wabash Assets. On or prior to the Closing Date, Shareholders shall cause Wabash to sell Ancillary Assets of Wabash pursuant to the Parent Transfer Agreement. Shareholders shall be responsible for any liability for Taxes of any Waldorf Entity arising from or relating to the Parent Transfer (the "Parent Transfer Taxes"). The Parent Transfer Taxes shall, to the full extent determinable, be estimated as of the Closing Date and shall reduce the Cash Payment otherwise payable to Shareholders on the Closing Date; and the Frey Shareholders, jointly and severally, agree to indemnify Purchaser, in the manner prescribed in and subject to the requirements of Section 10 hereof, from, against and in respect of any liability, costs and expenses arising from any determination that the Parent Transfer Taxes exceed the amount thereof estimated as of the Closing Date.

          6.3 Conduct of Business Prior to Closing Date. From the date hereof until and including the Closing Date, except as otherwise contemplated by the terms of this Agreement or as shall hereafter be consented to in writing by Purchaser, Frey Shareholders, jointly and severally, agree that each Waldorf Entity shall:

          (a) Carry on its respective businesses in the ordinary course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business which are not otherwise prohibited under this Section 6.3;

          (b) Neither change nor amend its articles of incorporation or bylaws;

          (c) Not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of any Waldorf Entity or rights or obligations convertible into or exchangeable for any shares of the capital stock of any Waldorf Entity and not make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of any Waldorf Entity;

          (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of any Waldorf Entity and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of any Waldorf Entity or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of any Waldorf Entity or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

          (e) Not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business;

          (f) Use its reasonable efforts to preserve intact its corporate existence, goodwill and business organization, to keep its officers and employees available to Purchaser and to preserve its relationships with customers, suppliers and others having business relations with it;

          (g) Except borrowings made in the ordinary course of business under the current revolving credit facility of Waldorf, not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases) which individually involve annual payments in excess of $25,000 or, except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (as hereinafter defined), except in the ordinary course of business and consistent with past practice, (iii) make any loans or advances to any other Person, except in the ordinary course of business and consistent with past practice, (iv) make any capital contributions to, or investments in, any Person, except in the ordinary course of business and consistent with past practices with respect to investments, or (v) make any capital expenditure involving in excess of $25,000 in the case of any single expenditure or $100,000 in the case of all capital expenditures (other than capital expenditures for items already approved and in progress);

          (h) Not enter into, modify or extend in any manner the terms of any Waldorf Benefit Plan or Employment Contract nor grant any increase in the compensation of officers, directors or employees, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

          (i) Not terminate any officer or employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement;

          (j) Perform in all material respects all of its obligations under all of its contracts (except those being contested in good faith) and not enter into, assume, amend or terminate any contract or commitment other than in the ordinary course of business;

          (k) Maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by it or on its behalf;

          (l) Use its reasonable efforts to continue to collect its accounts receivable and pay its accounts payable in the ordinary course of business and consistent with past practices;

          (m) Prepare and file all Tax Returns and other Tax reports, filings and amendments thereto required to be filed by it, and allow Purchaser, at its request, to review all such Tax Returns at the offices of such Waldorf Entity prior to the filing thereof, which review shall not interfere with the timely filing of such returns; and

          (n) Use its best efforts without the unreasonable expenditure of funds to obtain the waiver, consent and approval of all Persons whose waiver, consent or approval is required in order to permit such Waldorf Entity to consummate the transactions contemplated hereby, including the Canada Sale and the Parent Transfer.

          In connection with the continued operation of the business of the Waldorf Entities between the date hereof and the Closing Date, the Frey Shareholders shall cause the Waldorf Entities to confer in good faith on a regular and frequent basis with one or more representatives of Purchaser designated in writing to report operational matters of materiality and the general status of ongoing operations. Shareholders acknowledge that Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations.

          6.4 No Solicitation; Acquisition Proposals. Shareholders agree that from the date hereof through the Closing Date or the date of termination of this Agreement in accordance with Section 11.1, as the case may be, no Shareholder will, directly or indirectly, through any officer, director, employee, partner, stockholder, agent or affiliate or otherwise, except in furtherance of the transactions contemplated by this Agreement (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any transactions contemplated herein or to the direct or indirect purchase of a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, either Waldorf Entity (collectively, an "Acquisition Proposal"), (b) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, any Acquisition Proposal by any person, (c) enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal, or (d) sell, transfer, or otherwise dispose of, or enter into any agreement, arrangement or understanding with respect to, any interest in the assets, capital stock or other equity interests of any Waldorf Entity.

          6.5 Executive Payments. Schedule 6.5 hereto lists all stock option rights, stock appreciation rights, phantom stock rights, equity-based bonus rights or similar rights outstanding with respect to Waldorf Entities (collectively, the "Executive Rights"). On or prior to the Closing Date, Frey Shareholders shall cause Waldorf Entities to make all payments and to take all other actions necessary to satisfy and to terminate in full all of the Executive Rights. To the extent that the total amount of such payments exceeds Seven Million Four Hundred Fifteen Thousand Five Hundred Twelve Dollars and Sixty-Two Cents ($7,415,512.62), Frey Shareholders agree, jointly and severally, to (i) reimburse Purchaser for such excess amount (the "Excess Amount"), and the cash payment otherwise payable to Shareholders pursuant to Section 1.2 hereof shall be reduced by the Excess Amount and (ii) indemnify Purchaser, in the manner prescribed in and subject to the requirements of Section 10 hereof, from, against and in respect of any liability, costs and expenses arising from (aa) any failure to so satisfy and terminate in full the Executive Rights, (bb) any claim based on securities law violations including, without limitation, violations in connection with the Executive Rights or (cc) any claim based on the redemption of stock by the Waldorf Entities including, without limitation, the January, 1995 redemption of common stock disclosed in Schedule 4.4 (excluding payment of the promissory notes identified in Item 4.4.1).

          6.6 Fees and Expenses. Schedule 6.6 sets forth all brokerage, investment banking and similar costs and expenses incurred by Waldorf Entities in connection with the transactions contemplated hereby (excluding, without limitation, attorneys' and accountants' fees) on or before October 31, 1996. Waldorf Entities will pay all costs and expenses incurred in connection with the transactions contemplated hereby (including, without limitation, attorneys', accountants' and investment banking fees and expenses) on or before October 31, 1996. Frey Shareholders shall pay all such costs and expenses incurred by Waldorf Entities and Shareholders in connection with the transactions contemplated hereby (including, without limitation, fees and expenses of attorneys, accountants and investment bankers) after October 31, 1996, and Frey Shareholders agree, jointly and severally, to reimburse Waldorf Entities upon written demand for all such costs and expenses incurred by Waldorf Entities after such date. Purchaser shall bear all such costs and expenses incurred by it in connection with the transactions contemplated hereby. Notwithstanding the foregoing, Waldorf Entities (and not Shareholders) shall pay all salaries and other expenses of personnel of Waldorf Entities involved in the transactions contemplated hereby and costs of Waldorf Entities in complying with Section 6.11 hereof and in providing information and access to Purchaser in connection with its due diligence review. The Frey

Shareholders hereby confirm to Purchaser that the total amount of attorneys' and accountants' fees and expenses incurred by Waldorf Entities on or before October 31, 1996 in connection with the transactions contemplated herein did not exceed, in the aggregate, $75,000.

          6.7 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, each party hereto shall each use such party's reasonable, good faith efforts to perform such party's obligations hereunder and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated hereby to be effected on or prior to February 10, 1997 in accordance with the terms hereof and shall cooperate fully with each other party and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

          (a) Each of the parties shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any federal, state, local or foreign governmental agency or regulatory body with jurisdiction over the transactions contemplated hereby, including all filings, submissions and other actions required by the HSR Act;

          (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

          (c) Each party shall give prompt written notice to the others of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement or any agreement or document contemplated hereby to be untrue or inaccurate at any time from the date hereof until the Closing or that will or may result in the failure to satisfy any of the conditions specified in Sections 7, 8 and 9 and (ii) any failure of any party hereto or any Waldorf Entity, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          6.8 Access. Between the date hereof and the Closing, the Frey Shareholders shall cause each Waldorf Entity to provide the Purchaser and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of the premises, properties, contracts, commitments, books, records, accountants' work papers and other information (including tax returns filed and those in preparation) of each Waldorf Entity and to Price Waterhouse (as the accountants of the Waldorf Entities), and the Frey Shareholders shall cause the respective officers of each Waldorf Entity to furnish to the Purchaser and its authorized representatives any and all financial, technical and operating data and other information pertaining to each Waldorf Entity, as Purchaser shall from time to time reasonably request.

          6.9 Confidentiality. Unless consented to by the other party, which consent will not be withheld unreasonably, information obtained by any party hereto or any of their representatives pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement between Purchaser and Wabash dated September 17, 1996, which agreement remains in full force and effect.

          6.10 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by Purchaser and Wabash (unless Purchaser or Wabash is advised by counsel in writing that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of the Nasdaq National Market or the New York Stock Exchange and then only after consulting the other party and making a reasonable attempt to comply with the provisions of this Section).

          6.11 Financial Statements and Other Information. Prior to the Closing, the Frey Shareholders shall cause Wabash to deliver to Purchaser, as soon as available but in no event later than thirty (30) days after the end of each month beginning October 1996, all monthly financial and operating reports that are prepared in the ordinary course of business for review by Waldorf's senior management, including, without limitation, balance sheets and statements of income and cash flows on a plant-by-plant basis. Prior to the Closing, the Frey Shareholders shall cause the Waldorf Entities to provide to Purchaser such financial statements and other information relating to the Waldorf Entities as Purchaser shall reasonably request in connection with any filings made by Purchaser under the Securities Act (including any Registration Statements on Form S-1 or S-3, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K or Current Reports on Form 8-K). Any such financial statements shall be prepared in accordance with Regulation S-X under the Securities Act, and, to the extent such financial statements are unaudited interim financial statements, shall have been reviewed by Price Waterhouse, the independent auditors for the Waldorf Entities, in accordance with SAS No. 71, Interim Financial Information.

          6.12 Environmental-Related Work. Schedule 6.12 sets forth a list of environmental-related matters for which Waldorf will have the right to conduct and complete any work (the "Scheduled Work") required to comply with or satisfy obligations arising under Environmental Laws and to be indemnified therefor in accordance with Section 10.

          6.13 Interest Amount. [INTENTIONALLY OMITTED]

          6.14 HEI Development. The Frey Shareholders will use commercially reasonable efforts to cause the other persons having an ownership interest in HEI Development to consent on or prior to the Closing Date to the transfer of Wabash's ownership interest in HEI Development to the Shareholder Representative, in which case Wabash's ownership interest in HEI Development will be so transferred notwithstanding Section 1.2(b)(viii) to the contrary. In the event Wabash retains its ownership interest in HEI Development, Purchaser shall cause Wabash (i) to pay to the Shareholder Representative as additional purchase price hereunder, all distributions received by Wabash in respect of its ownership interest in HEI Development net of all Taxes or other costs paid or incurred by Wabash in respect of such distributions and (ii) to vote and take actions with respect to Wabash's interest in HEI Development only in accordance with the consent and instructions of the Shareholder Representative. The Frey Shareholders agree, jointly and severally, to reimburse Purchaser for all costs and expenses of Purchaser incurred as a result of (i) Wabash's ownership interest in HEI Development and to indemnify Purchaser, in the manner prescribed in and subject to the requirements of Section 10 hereof, from, against and in respect of any liability, costs and expenses arising in any manner in connection with Wabash's ownership interest in HEI Development or (ii) complying with or satisfying obligations arising under Environmental Laws in any way related to property owned by HEI Development.

          6.15 Shareholder Net GECC Payment. The "Shareholder Net GECC Payment" shall be an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Shareholder Gross GECC Payment") less the aggregate amount of the U.S. federal and state income tax benefits realized by the Waldorf Entities (whether by carryback, carryforward or otherwise) (the "Shareholder GECC Tax Benefit") which are attributable to Waldorf's deduction of an amount equal to the Shareholder Gross GECC Payment under the GECC Agreement, as modified by the Settlement Agreement (the "Waldorf Settlement Document"), dated December 18, 1996, among GECC, Wabash, Waldorf and Purchaser. The Shareholder GECC Tax Benefit shall be estimated as of the Closing Date and such estimate shall be used in calculating the Shareholder Net GECC Payment at that time. The Frey Shareholders, jointly and severally, agree to indemnify Purchaser in the manner described in and subject to the requirements of Section 10 hereof, from, against and in respect of thirty percent (30%) of any liability (exclusive of costs and expenses) arising from any determination that any portion of Waldorf's deduction arising from the payment to GECC pursuant to the GECC Agreement, as modified by the Waldorf Settlement Document, is not allowable for federal or state income tax purposes; provided that the indemnification responsibility of the Frey Shareholders under this Section 6.15 shall not exceed the Shareholder GECC Tax Benefit.

          Section 7. Conditions to Obligations of All Parties.

          The obligations of each party to consummate the Closing shall be subject to the satisfaction (or waiver by such party) at or prior to the Closing of each of the following conditions:

          7.1 No Injunction. There shall be no injunction, writ or preliminary restraining order or any order of any nature in effect, which has been issued by a court or governmental agency of competent jurisdiction, to the effect that the transactions contemplated hereby may not be consummated as herein provided; no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order; and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

          7.2 HSR Act. All applicable waiting periods under the HSR Act shall have expired or terminated.

          Section 8. Conditions to Obligations of Purchaser

          The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of each of the following additional conditions:

          8.1 Representations and Warranties. The representations and warranties of Shareholders set forth in Sections 3 and 4 shall be true and correct as of the date of this Agreement and as of the Closing Date (other than to the extent that any facts giving rise to any inaccuracy would not have, individually or in the aggregate, a Material Adverse Effect) as though made on and as of the Closing Date.

          8.2 No Material Adverse Effects. Without limiting the generality of
Section 8.1, none of the Waldorf Entities shall have suffered a Material Adverse Effect from the date of this Agreement through the Closing Date.

          8.3 Performance of Obligations of Waldorf Entities and Shareholders. Each of the Waldorf Entities and Shareholders shall have performed in all material respects all covenants and agreements required to be performed by any one or more of them under this Agreement on or prior to Closing.

          8.4 Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby by any Waldorf Entity or Shareholder shall have been obtained or made.

          8.5 Compliance Certificates. The Shareholders and Wabash shall furnish Purchaser with appropriate certificates as to compliance with the conditions set forth in Sections 8.1 through 8.4.

          8.6 Material Contracts. Purchaser shall have received the consents as set forth in Schedule 8.6.

          8.7 Canada Sale. The Canada Sale shall have occurred or shall occur simultaneously with the Closing.

          8.8 Executive Rights. The Executive Rights shall have been satisfied and terminated in full, and all amounts payable by Waldorf Entities in connection therewith shall have been paid in full. The Frey Shareholders shall deliver a certificate to Purchaser at Closing detailing all amounts paid by Waldorf Entities to satisfy and terminate in full the Executive Rights.

          8.9 Certain Agreements. Eugene U. Frey shall have executed and delivered to Purchaser a Consulting Agreement (the "Consulting Agreement") in the form of Exhibit C attached, and Eugene U. Frey and John J. Frey shall have executed and delivered to Purchaser, respectively, Noncompetition Agreements in the form of Exhibits D-1 and D-2 attached.

          8.10 Resignation Letters. Each of the elected officers and directors of the Waldorf Entities shall have tendered to Purchaser letters of resignation from such elected positions (but not as employees of Waldorf Entities) in form and substance reasonably acceptable to Purchaser on or prior to the Closing Date, such resignations to be effective immediately following the Closing.

          8.11 Stock Certificates. Shareholders shall have delivered to Purchaser certificates representing the Shares, endorsed in blank.

          8.12 Canadian Deficit. The Frey Shareholders shall sign and deliver a certificate which calculates the Canadian Deficit in reasonable detail (the "Canadian Deficit Certificate").

          8.13 Legal Opinion. Purchaser shall have received an opinion of Leonard, Street & Deinard, dated the Closing Date, substantially in the form attached hereto as Exhibit E.

          8.14 Payment of Wabash Notes. The Frey Shareholders shall cause the obligors under the Wabash Notes to pay the full amounts of the Wabash Notes by wire transfer of immediately available funds to an account of Wabash designated by Purchaser.

          8.15 Assumption Agreement. The Frey Shareholders shall have executed and delivered an Assumption Agreement, dated the Closing Date, substantially in the form of Exhibit F (pursuant to which the Frey Shareholders will assume any and all liabilities of Wabash, including, without limitation, all tax liabilities arising as a result of the Parent Transfer).

          8.16 Guaranty. Mary F. Frey, Carol F. Wolfe, James R. Frey and John J. Frey shall have executed and delivered a Guaranty, dated the Closing Date, substantially in the form of Exhibit G (pursuant to which such persons will guarantee the obligations of the Frey Shareholders under Section 10 hereof to the extent any proceeds of the Purchase Price are hereafter transferred to them).

          Section 9. Conditions to Obligations of Shareholders.

          The obligations of Shareholders to consummate the Closing shall be subject to the satisfaction (or waiver by the Shareholder Representative) at or prior to the Closing of each of the following additional conditions:

          9.1 Representations and Warranties. The representations and warranties of the Purchaser set forth in Section 5 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

          9.2 Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing.

          9.3 Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement by Purchaser shall have been obtained or made.

          9.4 Certificates. Purchaser shall furnish Shareholders with a certificate of appropriate Purchaser officers as to compliance with the conditions set forth in Sections 9.1, 9.2 and 9.3.

          9.5 Consulting Agreement. Purchaser shall have executed and delivered to Eugene U. Frey the Consulting Agreement.

          9.6 Parent Transfer. The Parent Transfer shall have occurred or shall occur simultaneously with the Closing.

          9.7 Legal Opinion. Shareholders shall have received an opinion of King & Spalding, dated the Closing Date, substantially in the form attached hereto as Exhibit H.

          9.8 Canadian Deficit. Purchaser shall sign and deliver the Canadian Deficit Certificate.

          Section 10. Indemnification.

          10.1 Indemnification Obligations of the Frey Shareholders. The Frey Shareholders shall, jointly and severally, indemnify, defend and hold harmless Purchaser and Waldorf Entities, each of their respective officers, directors, employees, affiliates, agents and representatives and each of the heirs, beneficiaries, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses), net of any insurance proceeds actually received by the Waldorf Entities after the Closing Date with respect thereto pursuant to any general casualty insurance policy or title insurance policy maintained by the Waldorf Entities on or prior to the Closing Date, arising out of or relating to:

          (i) any breach or inaccuracy of any representation or warranty made by any Shareholder in Sections 3 or 4 hereof;

          (ii) any breach of any covenant, agreement or undertaking made by any Shareholder or Waldorf Entity in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(e), 6.2, 6.3(c), 6.3(d), 6.5 or 6.6 hereof (except for liabilities for Taxes addressed in subsections 10.1(vi) hereof), provided that, in the case of a breach by a Waldorf Entity, such breach shall have occurred at or prior to the Closing;

          (iii) any breach of any covenant, agreement or undertaking made by any Shareholder or Waldorf Entity in this Agreement, any Schedule or Exhibit or any other document contemplated hereby (other than in Sections 3 or 4 hereof or in any Schedule referred to therein and other than in the Sections listed in Section 10.1(ii) hereof), provided that, in the case of a breach by a Waldorf Entity, such breach shall have occurred at or prior to the Closing;

          (iv) (w) any violation of or noncompliance with, or alleged violation of or noncompliance with, any Environmental Laws (including, without limitation, with respect to any alleged nuisance or trespass or alleged exposure to hazardous materials in the workplace) arising out of or relating to the operation of any Waldorf Entity on or prior to the Closing Date, (x) any claim arising under any Environmental Law resulting from the ownership, use, control or operation at any time on or prior to the Closing Date of any plant, facility, site, area or property now or previously used in the business of the Waldorf Entities (whether currently or previously owned, leased or used by the Waldorf Entities or by any prior owner, lessee or user of such plant, facility, site, area or property), including, without limitation, arising from any release of any hazardous materials or off-site shipment of any hazardous materials at or from any such plant, facility, site, area or property (whether by any of the Waldorf Entities or by any prior owner, lessee or user of such plant, facility, site, area or property), (y) the cost of conducting and completing any Scheduled Work (exclusive, however, of wages and salaries of employees of the Waldorf Entities and Rock-Tenn related to their involvement with Scheduled Work) or (z) any cost, expense, or liability arising out of the three No. 6 Fuel Oil Tanks abandoned by Champion and filled with sand prior to July 15, 1985 and referenced at point D.1 of Schedule A to the Limited Release between Waldorf Corporation and Champion International Corporation dated August 9, 1990;

          (v) other than matters subject to the Canadian Deficit Certificate, any and all aspects of the existence, operations, assets, liabilities, properties and business of Waldorf Canada, whether arising out of or relating to the Canada Sale or other events or circumstances occurring or existing prior to, at or after the Closing, including, without limitation, any violation of or noncompliance with, or alleged violation of or noncompliance with, local, provincial or federal laws and regulations in Canada relating to protection of the environment, pollution control, product registration or hazardous materials (including, without limitation, with respect to any alleged nuisance or trespass or alleged exposure to hazardous or toxic substances in the workplace), and all costs and expenses incurred by the Waldorf Entities in connection with the Canada Sale, but excluding all amounts invested by Waldorf Entities in Waldorf Canada prior to October 31, 1996, whether by way of loan, capital contribution or otherwise (the net amount of such investment being shown in Attachment A to the Stock Transfer Agreement);

          (vi) (w) any liability or obligation of Wabash existing as of the Closing Date or arising thereafter as a result of matters in existence on or prior to the Closing Date including, without limitation, any liability arising from or relating to (a) the Parent Transfer Taxes to the extent not accounted for in the determination of the Cash Payment under Section 1.2,
     (b) any actual or proposed disallowance of the Tax Benefit, or (c) the matters in issue in the pending litigation between Wabash and the U.S. Internal Revenue Service (the "Wabash Tax Litigation"), but excluding any intercompany liability owed by Wabash to a Waldorf Entity for Taxes previously paid; (x) any failure of the Frey Shareholders to make any payments required to be made by the Frey Shareholders under Section 6.15;
     (y) any liability or obligation of any of the Waldorf Entities or HEI Development existing as of the Closing Date or arising thereafter arising from or relating to HEI Development including, without limitation, Waldorf's ownership of its interest in HEI Development, any Taxes relating to HEI Development, any actions taken by Waldorf in respect of HEI Development, or any other matter set forth in Section 6.14; and (z) any liability or obligation of the Waldorf Entities arising under (aa) the agreements disclosed in Schedule 4.7(a) (which are identified therein as being in the closing binder titled "Shareholder Agreement and Plan of Reorganization by and among Eugene U. Frey and various Frey Family Trusts, Richard E. O'Leary, John E. Byrne, Anita
     M. Bertelsen, H Enterprises International, Inc. and Trident Enterprises International, Inc."), (bb) any other claim against any of the Waldorf Entities by Richard O'Leary, Trident Enterprises International, Inc. or any entity controlled by either or both of them arising out of any facts or circumstances existing on or before the Closing Date, (cc) one-half of any environmental indemnification obligation of Waldorf Realty relating to the parcel located at West 40th Street and South Pulaski Road, Chicago, Illinois disclosed to Purchaser as being sold to develop a Burger King restaurant or (dd) any obligation to pay any Taxes or to reimburse anyone for the payment of any Taxes attributable to the taxable status of any trust which is a part of any Waldorf Benefit Plan ; and

          (vii) any fraud, willful misconduct, bad faith or knowing breach of any representation or warranty, covenant, agreement or undertaking made by any Shareholder in this Agreement, any Schedule or Exhibit hereto or any other document contemplated hereby (to the extent such breach is not otherwise disclosed in writing to Purchaser pursuant to this Agreement prior to the Closing).

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses".

          10.2 Indemnification Obligations of Purchaser. Purchaser shall indemnify and hold harmless each Shareholder and trustee thereof, and each of their respective heirs, beneficiaries, executors, successors and assigns (collectively, the "Shareholder Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

               (i) any breach or inaccuracy of any representation or warranty made by Purchaser in Section 5;

               (ii) any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement, any Exhibit or any other document contemplated hereby; and

               (iii) any fraud, willful misconduct, bad faith or knowing breach of any representation, warranty, covenant, agreement or undertaking made by Purchaser in this Agreement, any Schedule or Exhibit hereto or any other document contemplated hereby (to the extent such breach is not otherwise disclosed in writing to the Shareholder Indemnified Parties pursuant to this Agreement prior to the Closing).

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Shareholder Indemnified Parties described in this Section
10.2 as to which the Shareholder Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Shareholder Losses."

          10.3   Indemnification Procedure.

          (a) Promptly after receipt by a Purchaser Indemnified Party or a Shareholder Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Purchaser Losses or Shareholder Losses (as the case may be), such Indemnified Party shall, within ten (10) days, notify Purchaser or the Shareholder Representative, as the appropriate indemnifying party or representative thereof (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

          (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (ii) the terms or effect of the settlement shall not encumber any of the assets of any Indemnified Party or any affiliate thereof, or contain or result in any restriction, interference or condition that would apply to such Indemnified Party or its affiliates or to the conduct of any of their respective businesses; and (iii) the Indemnifying Party shall obtain, as a condition of such settlement, a complete unconditional release of each Indemnified Party.

          (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within 5 business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

          (d) Consistent with the foregoing, it is understood that the Frey Shareholders shall, at their sole expense on behalf of Purchaser and the Waldorf Entities, monitor and, to the extent necessary or desirable, take such actions as the Frey Shareholders deem appropriate with respect to the Wabash Tax Litigation in the manner provided in this Section 10.3. After payment in full by the Frey Shareholders to Purchaser of all Purchaser Losses arising with respect to the Wabash Tax Litigation, the Frey Shareholders shall be entitled to pursue, on behalf of the Waldorf Entities, any right of the Waldorf Entities to recover payments with respect to such Purchaser Losses under the Trident Agreement and the Tax Escrow Agreement. Purchaser will cooperate and will cause the Waldorf Entities to cooperate with the Frey Shareholders in the Frey Shareholders' pursuit of rights under the Trident Agreement and the Tax Escrow Agreement. To the extent that any Waldorf Entity recovers from the Frey Shareholders for any such Purchaser Losses and Purchaser or any Waldorf Entity thereafter receives a payment for such Purchaser Losses under the Trident Agreement or the Tax Escrow Agreement, Purchaser shall refund an amount equal to such payment to the Frey Shareholders. As used herein, the "Trident Agreement" means the Shareholder Agreement and Plan of Reorganization, dated February 1, 1994, by and among the Frey

     Shareholders, Richard E. O'Leary, John E. Byrne, Anita M. Bertelsen, H Enterprises International, Inc. (now Wabash), and Trident Enterprises International, Inc., and the "Tax Escrow Agreement" means the Tax Escrow-Split-Off, dated March 9, 1994, by and among the Frey Shareholders, Richard
     E. O'Leary, John E. Byrne, Anita M. Bertelsen, H Enterprises International, Inc. (now Wabash) and First Trust National Association.

          10.4 Claims Period. For purposes of this Agreement, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party, which period shall (i) begin on the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Section 11, and (ii) terminate as follows:

          (a) with respect to Purchaser Losses arising under Section 10.1(i) as a result of a breach or inaccuracy of any representation or warranty contained in Sections 3.1, 3.2(a), 3.2(b), 3.3, 4.1, 4.2, 4.3(a), 4.3(c),
     4.4, 4.7(b), 4.12 or 4.22 hereof and under Sections 10.1(ii), (iv), (v),
     (vi) and (vii) (collectively, the "Shareholder Surviving Matters"), the Claims Period shall continue (1) until the expiration of the applicable statute of limitations under federal and state Tax laws, in the case of Purchaser Losses arising under Section 10.1(i) as a result of a breach or inaccuracy of any representation or warranty contained in Section 4.12 hereof or arising under Section 10.1(ii) as a result of any Tax-related indemnification obligation contained in Section 6 hereof; (2) until the third anniversary of the Closing Date, in the case of other Purchaser Losses arising under Section 10.1(ii), (3) until the fifth anniversary of the Closing Date, in the case of Purchaser Losses arising under Section 10.1(iv) and (4) until the twentieth anniversary of the Closing Date in the case of all other Shareholder Surviving Matters;

          (b) with respect to all other Purchaser Losses, the Claims Period shall terminate on the third anniversary of the Closing Date;

          (c) with respect to Shareholder Losses arising under (i) Sections 10.2(i) as a result of a breach or inaccuracy of any representation or warranty contained in Sections 5.1, 5.2, 5.3 or 5.4 hereof or (ii) Section 10.2(iii), the Claims Period shall terminate on the twentieth anniversary of the Closing Date; and

          (d) with respect to all other Shareholder Losses, the Claims Period shall terminate on the third anniversary of the Closing Date.

          Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

               10.5 Liability Limits. Notwithstanding anything to the contrary set forth herein,

               (a) The Frey Shareholders shall only be liable for Purchaser Losses arising hereunder to the extent that any such Purchaser Losses exceed, in the aggregate, One Million Dollars ($1,000,000) (the "Shareholder Basket Amount") and such liability shall be only for amounts which, in the aggregate, are in excess of the Shareholder Basket Amount; provided, however, that Purchaser Losses arising under or pursuant to any Shareholder Surviving Matters shall not be subject to the Shareholder Basket Amount and there shall be no "threshold amount" on the indemnification obligations of the Frey Shareholders with respect to such Purchaser Losses;

               (b) The Frey Shareholders' aggregate liability for all Purchaser Losses shall not exceed One Hundred Million Dollars ($100,000,000) (the "Shareholder Maximum Amount") provided, however, that Purchaser Losses arising under or pursuant to Section 10.1(v), 10.1(vi) or 10.1(vii) shall not be subject to or considered in calculating the Shareholder Maximum Amount;

               (c) Purchaser Losses arising under or pursuant to Section 10.1(i) as a result of a breach or inaccuracy of any representation or warranty contained in Section 4.17 hereof or under or pursuant to
          Section 10.1(iv) shall be subject to the following provisions:

                    (i) In calculating such Purchaser Losses, such Purchaser Losses shall be net of any reimbursements from governmental entities received by any Waldorf Entity for performing work the cost of which is otherwise included as Purchaser Losses hereunder;

                    (ii) The first One Million Eight Hundred Fifty Thousand Five Hundred Dollars ($1,850,500) of such Purchaser Losses shall be paid by Purchaser without, any contribution from the Frey Shareholders (the "Environmental Basket");

                    (iii) To the extent such Purchaser Losses, in total, exceed
               One Million, Eight Hundred Fifty Thousand Five Hundred Dollars ($1,850,500) but are equal to or less than Twenty-One Million, Eight Hundred Fifty Thousand Five Hundred Dollars ($21,850,500), such Losses shall be paid one-half by the Frey Shareholders and one-half by Purchaser;

                    (iv) To the extent such Purchaser Losses, in total, exceed Twenty-One Million Eight Hundred Fifty Thousand Five Hundred Dollars ($21,850,500), such Purchaser Losses shall be paid by Purchaser without any contribution by the Frey Shareholders;

                    (v) Except for a claim, if any, under Section 10.1(vii) hereof, the Frey Shareholders' maximum liability for Purchaser Losses arising under or pursuant to

               Section 10.1(i) as a result of a breach or inaccuracy of any representation or warranty contained in Section 4.17 hereof or under or pursuant toSection 10.1(iv) shall be Ten Million Dollars ($10,000,000) as provided for in this Section 10.5(c);

               (d) The Frey Shareholders shall not have any liability with respect to Purchaser Losses to the extent that any Waldorf Entity actually recovers from Champion International Corporation ("Champion") pursuant to the Purchase and Sale Agreement (the "Champion Agreement"), dated July 5, 1985, among Champion and Waldorf Corporation, based on the matters giving rise to such Purchaser Losses. To the extent of such recovery, such Purchaser Losses shall not be considered as Purchaser Losses. Purchaser shall cause Wabash or Waldorf to use commercially reasonable efforts to seek recovery from Champion for any Purchaser Losses for which, in the opinion of Purchaser's counsel, a Waldorf Entity is reasonably likely to be entitled to recovery under the Champion Agreement. If Purchaser does not seek recovery from Champion under the Champion Agreement with respect to any Purchaser Losses for which the Frey Shareholders have paid Purchaser, the Frey Shareholders shall be subrogated to any right of Purchaser or the Waldorf Entities to seek recovery from Champion under the Champion Agreement with respect to such Purchaser Losses. To the extent that any Waldorf Entity recovers from the Frey Shareholders for any Purchaser Losses and Purchaser thereafter receives a payment for such Purchaser Losses from Champion with respect to such Purchaser Losses, Purchaser shall refund an amount equal to such payment for such Purchaser Losses to the Frey Shareholders;

               (e) It is understood that the purchase price payable hereunder has been determined, in part, based upon the past earnings of the Waldorf Entities as reflected in the Financial Statements (the "Reported Earnings"). If the Reported Earnings were in fact overstated above the actual earnings of the Waldorf Entities, it is understood that, subject to the terms of this Section 10, Purchaser might otherwise have a claim under Section 10.1 for either or both of (i) for the amount of assets which are not otherwise owned by the Waldorf Entities (thus, for example, if the Reported Earnings for the year ended June 30, 1996 were $10 million and the actual earnings were $9 million, Purchaser might have a claim for $1 million to reflect the shortfall in earnings) and (ii) for some multiple of the shortfall in earnings to reflect a diminution in value of the Waldorf Entities (where value was determined, in part, as a multiple of Reported Earnings) (a claim based upon a multiple of earnings being hereinafter referred to as a "Earnings Multiple Claim"). The parties agree that, with the exception of a claim under or pursuant to Section 10.1 (vii), Purchaser Losses shall not be deemed to include an Earnings Multiple Claim; and

               (f) In calculating Purchaser Losses arising under or pursuant to
          Section 10.1(i) as a result of a breach or inaccuracy of any representation or warranty contained in Section 4.12 hereof, such Purchaser Losses shall be net of any Tax refunds received by the Waldorf Entities after the Closing Date with respect to taxable periods ended on or before the Closing Date, excluding (i) any Tax refunds which are treated as assets of the Waldorf Entities (or which reduce the amount of any liability for Taxes) on the Financial Statements and (ii) any Tax refunds attributable to or resulting from the Canada Sale or the payment to GECC pursuant to the GECC Agreement, as modified by the Waldorf Settlement Document.

          10.6 Investigations. The respective representations and warranties of parties hereto contained herein, in any Schedule or Exhibit hereto or in any other document contemplated hereby and the rights to indemnification set forth in this Section 10 shall not be deemed waived or otherwise affected by any investigation made by a party hereto. As of the date of this Agreement, and, unless otherwise disclosed in writing to Shareholders, as of the Closing Date, to the knowledge of Purchaser, no facts or circumstances exist (that are not otherwise disclosed in this Agreement or the schedules and items attached hereto) that would cause the representations and warranties of Shareholders set forth in Sections 3 or 4 to be incorrect in any respect which would result in a Material Adverse Effect. Notwithstanding anything contained in this Section 10.6 to the contrary, in the event Purchaser has knowledge of any facts or circumstances that cause the representations and warranties of Shareholders set forth in Sections 3 or 4 to be incorrect in any respect (to the extent not otherwise disclosed in this Agreement or the schedules and items attached hereto), and thereafter Purchaser proceeds with the Closing, Purchaser shall be deemed to have waived its rights under this Agreement to the extent of Purchaser Losses arising as a result of the breach of such representations and warranties caused by such known facts or circumstances. As used herein, the terms "knowledge of Purchaser" shall mean the knowledge of Bradley Currey, Jr., Chief Executive Officer of Purchaser, Jay Shuster, President of Purchaser, David C. Nicholson, Chief Financial Officer of Purchaser and Robert B. McIntosh, General Counsel of Purchaser.

          Section 11. Termination.

          11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (i) by mutual agreement of the Shareholder Representative and Purchaser;

          (ii) by the Shareholder Representative, if the conditions set forth in Sections 7 and 9 hereof (to the extent compliance or performance thereunder is not within the control of Shareholders) shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before February 28, 1997; and

          (iii) by Purchaser, if the conditions set forth in Sections 7 and 8 hereof (to the extent compliance or performance thereunder is not within the control of Purchaser) shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Shareholders on or before February 28, 1997.

          11.2 Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

          11.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Section 11, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or shareholders. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement.

          Section 12. Shareholder Representative.

          By the execution and delivery of this Agreement, including counterparts hereof, each Shareholder hereby irrevocably constitutes and appoints Eugene U. Frey (the "Shareholder Representative"), as the true and lawful agent and attorney-in-fact of such Shareholder with full powers of substitution to act in the name, place and stead of such Shareholder with respect to the transfer of such Shareholder's Shares to Purchaser in accordance with the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated hereby, including the power:

          (i) to receive, hold, and deliver to Purchaser the certificates evidencing the Shares accompanied by executed stock powers, signature guarantees, and any other documents relating thereto on behalf of Shareholders, including the power to endorse and present any such certificate or stock power on behalf of any Shareholder;

          (ii) to execute and deliver all ancillary agreements, certificates, and documents which the Shareholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated hereby;

         (iii) to receive and receipt for all payments made by Purchaser to Shareholders under this Agreement;

          (iv) to act for Shareholders with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of Shareholders any indemnification claim made by or against Shareholders;

          (v) to terminate, amend, or waive any provision of this Agreement; provided that any such action, if material to the rights and obligations of Shareholders in the reasonable judgment of the Shareholder Representative, shall be taken in the same manner with respect to all Shareholders, unless otherwise agreed by each Shareholder who is subject to any disparate treatment of a potentially adverse nature;

          (vi) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Shareholder Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as Shareholder Representative and to rely on their advice and counsel;

          (vii) to incur expenses of sale, including fees of brokers, attorneys and accountants incurred pursuant to the transfer of the Shares, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing (all of which are hereinafter referred to as "Transaction Expenses"), to withhold from funds received on behalf of Shareholders prior to their distribution to Shareholders any amount which the Shareholder Representative deems necessary for payment of or as a reserve against Transaction Expenses, and to pay such fees and expenses or to deposit the same in a bank account established for such purpose;

          (viii) to pay from funds received on behalf of Shareholders, prior to their distribution, the Transaction Expenses; and

          (ix) to do or refrain from doing any further act or deed on behalf of Shareholders which the Shareholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Shareholders could do if personally present and acting.

          The appointment of the Shareholder Representative shall be deemed coupled with an interest and shall be irrevocable, and the Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholder Representative as the act of Shareholders in all matters referred to in this Agreement or any other document contemplated hereby. Each of Shareholders hereby ratifies and confirms all that the Shareholder Representative shall do or cause to be done by virtue of his appointment as Shareholder Representative of such Shareholder. The Shareholder Representative shall act for Shareholders on all of the matters set forth in this Agreement in the manner the Shareholder Representative believes to be in the best interest of Shareholders and consistent with their obligations under this Agreement and the Waldorf Ancillary Documents, but the Shareholder Representative shall not be responsible to any Shareholder for any loss or damage any Shareholder may suffer by reason of the performance by the Shareholder Representative of his duties under this Agreement, other than loss or damage arising from willful violation of law or gross negligence in the performance of his duties under this Agreement.

          Section 13. Miscellaneous.

          13.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail or courier delivery service (with postage and other fees prepaid) as follows:

     To Purchaser:

                       Rock-Tenn Company
                       504 Thrasher Street
                       Norcross, Georgia 30071
                       Attn: Chief Financial Officer
                       Telecopy No.: (770) 263-3582

     with a copy to:

                       Rock-Tenn Company
                       504 Thrasher Street
                       Norcross, Georgia 30071
                       Attn: General Counsel
                       Telecopy No.: (770) 248-4402

     To Shareholders:

                       Mr. Eugene U. Frey
                       4351 Gulf Shore Boulevard North
                       Unit No. 6, South
                       Naples, Florida 34103
                       Telecopy No.: (941) 434-2879
     with a copy to:

                       Mr. Morris M. Sherman
                       Leonard, Street and Deinard
                       Suite 2300
                       150 South Fifth Street
                       Minneapolis, Minnesota 55402
                       Telecopy No.: (612) 335-1500

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Such notice shall be effective upon the date of delivery or refusal of delivery, if sent by personal delivery, registered, certified or express mail or courier delivery, or upon transmission by telecopy transmission, if immediately confirmed by telephone or electronic means.

          13.2 Attachments. Annex II hereto lists all Annex(es), Schedules and Exhibits attached hereto, all of which are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

          13.3 Assignment; Successors in Interest. No assignment or transfer by any party of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other parties hereto, which consent may be given by the Shareholder Representative on behalf of Shareholders. In the case of any person who executes this Agreement or any other agreement or document contemplated hereby in a fiduciary capacity, including, but not limited to, as trustee, on behalf of any Shareholder, the terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon such Shareholder and, if a trust, the trust estate and beneficiaries thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and in the case of Purchaser, its successors and assigns and, in the case of Shareholders, their respective heirs, beneficiaries and assigns, and any reference hereto shall also be a reference to a permitted successor or assign.

          13.4 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

          13.5 Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement.

          13.6 Controlling Law; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota without reference to Minnesota choice of law rules and the parties hereto hereby agree; provided, however, that the right, power and capacity of any Shareholder who is a fiduciary to execute, deliver and perform this Agreement or any Exhibit and to consummate the contemplated transactions shall be determined in accordance with and governed by the laws of the State where the will, trust agreement or other document that established or created the authority of such fiduciary to act was executed. This Agreement (and the related written agreements to be entered into in connection with this Agreement) supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by written agreement of Purchaser and the Shareholder Representative.

          13.7 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

          13.8 Counterparts. This Agreement may be executed in counterparts, including the Shareholder Counterpart Signature Pages, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

          13.9 Enforcement of Certain Rights. Except as otherwise provided in
Section 10, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

          13.10 Waiver. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, or as to any Shareholder, by the Shareholder Representative. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

          13.11 Material and Knowledge Defined. The term "material" as used in this Agreement with respect to any matter relating to any Waldorf Entity refers to any circumstance or condition that individually or in the aggregate would result in a cost, penalty, reduction in value or other loss of any kind to the Waldorf Entities in excess of $50,000. The terms "to the best knowledge of Shareholders" or any similar phrase as used in any particular provision of this Agreement means the knowledge of the Frey Shareholders after making appropriate inquiries of the officers of the Waldorf Entities identified on Schedule 13.11 and based on affidavits of such officers addressed to the Frey Shareholders and Purchaser in the form of Exhibit I.

          13.12 Arbitration; Legal Proceedings.

          (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity thereof (including, without limitation, any claim for indemnification pursuant to Section 10 hereof) promptly by negotiation between the Shareholder Representative and a representative of Purchaser who has authority to settle the controversy. Either the Shareholder Representative or Purchaser may give the other written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position and, in the case of Purchaser, the name and title of the representative who will represent the Purchaser. Within ten (10) days of the delivery of the Notice of Dispute, the Shareholder Representative and the executive representing Purchaser shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided by this paragraph.

          (b) Any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein (including, without limitation, any claims for indemnification pursuant to Section 10 hereof), if not settled by negotiation as provided in paragraph (a) of this Section 13.12, shall be settled by arbitration in New York, New York, in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators. Either party may initiate arbitration twenty (20) days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation, or sooner if the other party fails to participate in negotiation in accordance with paragraph (a) above. The three arbitrators shall be appointed as provided by CPR Rule 5, Selection of Arbitrators by the parties. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. ss.1-16, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

          (c) Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within sixty (60) days of the initiation of arbitration.

          (d) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 13.12(d) shall not be a basis for challenging the award.

          (e) The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

          (f) Each party hereto hereby agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in the U.S. federal or state courts situated in New York, New York, and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each Shareholder hereby designates, appoints and empowers Morris M. Sherman, presently having offices at Leonard, Street and Deinard, Suite 2300, 150 South Fifth Street, Minneapolis, Minnesota 55402, as such Person's true and lawful agent for service of process to receive and accept on Shareholder's behalf service of process in any such proceeding brought in any such courts. Purchaser hereby designates, appoints and empowers Robert B. McIntosh, General Counsel, presently having offices at 504 Thrasher Street, Norcross, Georgia 30071, as such Purchaser's true and lawful agent for service of process to receive and accept on Purchaser's behalf service of process in any such proceeding brought in any such courts. Each of the foregoing Persons agrees that the failure of the process agent appointed by such Person to give notice of process to such Person shall not impair or affect the validity of service upon such agent or of any judgment based thereon, and each such Person irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such Person's address for notices under this Agreement. Nothing herein shall preclude any of the parties hereto from serving process in any other manner or in any other jurisdiction in connection with enforcing an arbitration award hereunder.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.


                                ROCK-TENN COMPANY


                                By:________________________________
                                   Bradley Currey, Jr.
                                   Chief Executive Officer

THIS IS A SHAREHOLDER COUNTERPART SIGNATURE PAGE TO THE STOCK PURCHASE AGREEMENT MADE AMONG ROCK-TENN COMPANY AND CERTAIN OTHER PARTIES DATED AS OF JANUARY 21, 1997.

                     SHAREHOLDERS:

                     ______________________________________
                     Eugene U. Frey


                     THE CAROL F. WOLFE 1987 TRUST U/A
                     dated December 30, 1987

                     By: __________________________________
                         Eugene U. Frey, Trustee

                     By: __________________________________
                         Mary F. Frey, Trustee

                     By: __________________________________
                         Carol F. Wolfe, Trustee


                     THE JAMES R. FREY 1987 TRUST U/A
                     dated December 30, 1987

                     By: __________________________________
                         Eugene U. Frey, Trustee

                     By: __________________________________
                         Mary F. Frey, Trustee

                     By: __________________________________
                         James R. Frey, Trustee

                     THE JOHN J. FREY 1987 TRUST U/A
                     dated December 30, 1987

                     By: __________________________________
                         Eugene U. Frey, Trustee

                     By: __________________________________
                         Mary F. Frey, Trustee

                     By: __________________________________
                         John J. Frey, Trustee


                     NORWEST BANK SOUTH DAKOTA, N.A. as Trustee of
                     THE JAMES R. FREY ALTERNATE DISTRIBUTIONS
                     TRUST created under the Mary F. Frey Family Trust u/a dated July 2, 1985, with Mary F. Frey as Donor

                     By: __________________________________
                         [_________________________]

                     Title:______________________________


                     NORWEST BANK SOUTH DAKOTA, N.A. as Trustee of
                     THE JOHN J. FREY ALTERNATE DISTRIBUTIONS
                     TRUST created under the Mary F. Frey Family Trust u/a dated July 2, 1985, with Mary F. Frey as Donor

                     By: __________________________________
                         [_________________________]

                     Title:______________________________

                     NORWEST BANK SOUTH DAKOTA, N.A. as Trustee of
                     THE CAROL F. WOLFE ALTERNATE
                     DISTRIBUTIONS TRUST created under the Mary F. Frey
                     Family Trust u/a dated July 2, 1985, with Mary F. Frey as Donor

                     By: __________________________________
                         [________________________]

                     Title:______________________________



                     THE ARCHDIOCESE OF SAINT PAUL
                     AND MINNEAPOLIS CATHOLIC COMMUNITY
                     FOUNDATION


                     By: __________________________________
                         [______________________]

                     Title: _________________________________



                     THE SAINT PAUL FOUNDATION


                     By: __________________________________
                         [______________________]

                     Title: _________________________________

                                    ANNEX II

                                    Schedules


Schedule 1.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Issued and Outstanding Shares of Wabash
                                                                         Capital Stock

Schedule 1.2(a). . . . . . . . . . . . . . . . . . . . . . . . . . . . . Shareholders' Accounts for Wire Transfer

Schedule 1.2(b). . . . . . . . . . . . . . . . . . . . . . . . . . . . . Ancillary Assets

Schedule 3.4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Nonprofit Shareholders' Required Consents
                                                                         and Approvals

Schedule 4.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . The Waldorf Entities Locations of
                                                                         Incorporation and Where Qualified as
                                                                         Foreign Corporations

Schedule 4.3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Restrictions and Conflicts

Schedule 4.4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . The Waldorf Entities Capital Stock
                                                                         Outstanding

Schedule 4.5 (a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . List and Legal Descriptions of all Real
                                                                         Property Owned by Waldorf or Waldorf
                                                                         Realty

Schedule 4.5 (b) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Real and Personal Property Leases and
                                                                         Agreements

Schedule 4.5 (c) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Personal Property

Schedule 4.5 (d) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Inventories

Schedule 4.5 (e) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Accounts Receivable

Schedule 4.5 (f) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Third Party Options or Agreements to
                                                                         Acquire Assets, Properties or Rights of
                                                                         Waldorf

Schedule 4.5 (g) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assets Owned by the Waldorf Entities

Schedule 4.5 (h) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Condition of Certain Assets

Schedule 4.5 (j) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Third Party Leases of the Waldorf Property

Schedule 4.5 (k) . . . . . . . . . . . . . . . . . . . . . . . . . . . . The Waldorf Entities Bank and Securities
                                                                         Accounts

Schedule 4.5 (l) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assets Owned or Leased by Wabash

Schedule 4.6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Financial Statements

Schedule 4.7 (a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Liabilities and Obligations of Wabash

Schedule 4.7 (b) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Liabilities and Obligations of the Waldorf
                                                                         Entities

Schedule 4.7(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Liabilities and Obligations of Waldorf
                                                                         Foundation

Schedule 4.8 (a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Certain Changes in the Waldorf Entities
                                                                         since June 30, 1996

Schedule 4.8 (b) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Certain Changes in the Waldorf Entities
                                                                         since June 30, 1996

Schedule 4.8 (c) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Capital Expenditures Made From July 1,
                                                                         1996 through December 15, 1996; Capital
                                                                         Expenditures approved through June 30,
                                                                         1997

Schedule 4.8 (d) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Average Price Per Ton For Boxboard,
                                                                         Medium and Folding Cartons Including
                                                                         Mechanism Used to Establish Price Changes

Schedule 4.9  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Legal Proceedings

Schedule 4.10 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Licenses and Permits

Schedule 4.11 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Material Contracts

Schedule 4.12(b). . . . . . . . . . . . . . . . . . . . . . . . . . . .  Extensions of Time to File Tax Returns;
                                                                         Claims by Taxing Authorities

Schedule 4.12(d). . . . . . . . . . . . . . . . . . . . . . . . . . . . Tax Returns Filed and Disputes Concerning
                                                                        Tax Liabilities

Schedule 4.12(e). . . . . . . . . . . . . . . . . . . . . . . . . . . . Waiver of Statutes of Limitation and
                                                                        Extensions for Tax Assessments

Schedule 4.12(f). . . . . . . . . . . . . . . . . . . . . . . . . . . . The Waldorf Entities Tax Allocation or Tax
                                                                        Sharing Agreements

Schedule 4.12(g). . . . . . . . . . . . . . . . . . . . . . . . . . . . Certain Tax Information

Schedule 4.1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Officers and Employees of the Waldorf
                                                                        Entities

Schedule 4.14 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Employee Benefit Plans

Schedule 4.15 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Labor Relations

Schedule 4.16 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Insurance Policies, Coverages and Material
                                                                        Pending Claims

Schedule 4.17 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Environmental Matters

Schedule 4.17(f). . . . . . . . . . . . . . . . . . . . . . . . . . . . Environmental Fines, Penalties and
                                                                        Assessments Paid Within the Last Five
                                                                        Years

Schedule 4.18 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Intellectual Property

Schedule 4.19 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Transactions with Affiliates

Schedule 4.20 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Significant Customers or Suppliers
                                                                        Expected to Terminate Business Relations
                                                                        with the Waldorf Entities

Schedule 4.22 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Brokers, Finders, Investment Bankers or
                                                                        Other Intermediaries Employed by the
                                                                        Waldorf Entities

Schedule 4.24 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Waldorf Canada Advances

Schedule 4.25 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . HEI Development

Schedule 4.26  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Contracts or Other Obligations to
                                                                        Waldorf Canada

Schedule 5.4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Brokers, Finders, Investment Bankers or
                                                                        Other Intermediaries Employed by Purchaser

Schedule 6.5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Executive Rights Outstanding

Schedule 6.6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Fees and Expenses Incurred by the Waldorf
                                                                        Entities in Connection with this Transaction

Schedule 6.12 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Environmental-Related Work to be
                                                                        Conducted and Completed by Waldorf

Schedule 8.6  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Required Consents for Material Contracts

Schedule 13.11. . . . . . . . . . . . . . . . . . . . . . . . . . . . . Officers of the Waldorf Entities Providing
                                                                        Affidavits Regarding Shareholder
                                                                        Representations and Warranties


                                    Exhibits

Exhibit A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Parent Transfer Agreement

Exhibit B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Stock Transfer Agreement

Exhibit C . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Consulting Agreement

Exhibit D-1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Noncompetition Agreement for Eugene U. Frey

Exhibit D-2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Noncompetition Agreement for John J. Frey

Exhibit E . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Opinion of Leonard, Street & Deinard

Exhibit F . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assumption Agreement

Exhibit G . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Guaranty

Exhibit H . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Opinion of King & Spalding

Exhibit I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Form of Affidavit

                                      Annex

Annex I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Environmental Reports

Annex II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  List of Annexes, Schedules and Exhibits

                                 SCHEDULE 13.11

                   OFFICERS OF THE WALDORF ENTITIES PROVIDING
                              AFFIDAVITS REGARDING
                   SHAREHOLDER REPRESENTATIONS AND WARRANTIES



Richard VanDierendonck                          Vice President G/M

Anthony Volpe                                   Vice President G/M

Leonard Brasch                                  Group Vice President

James Currin                                    Group Vice President

Dominick Adducci                                Vice President G/M

Christopher Bolin                               Vice President G/M

Thomas Cardinal                                 Vice President Quality & Tech

Larry McVicker                                  Chief Operating Officer

William Priesmeyer                              Chief Financial Officer

Larry Larsen                                    Vice President Human Resources

Gary Vacek                                      Vice President Sales & Marketing

Jack Greenshields                               Senior Vice President Mill

Thomas Lawson                                   Vice President - Battle Creek

Gary Kaziukewicz                                Manager - Regulatory Compliance

Tom Mihalovich                                  General Manager - Best Recycling

Mark Ridgway                                    Assistant Treasurer